UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

SmartRent, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

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SmartRent, Inc.

6811 E. Mayo Blvd., 4th Floor

Phoenix, Arizona 85054

Notice of Annual Meeting of Stockholders

To Be Held On May 13, 2025, at 8:00 a.m. Arizona Time

To the Stockholders of SmartRent, Inc.:

On behalf of our board of directors, it is our pleasure to invite you to attend the 2025 annual meeting of stockholders of SmartRent, Inc., a Delaware corporation. The annual meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/SMRT2025, originating from Phoenix, Arizona, on Tuesday, May 13, 2025, at 8:00 a.m. Arizona Time, for the following purposes, as more fully described in the accompanying proxy statement:

1.
To elect two Class I directors to serve until our 2028 annual meeting of stockholders.
2.
To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.
3.
To conduct any other business properly brought before the annual meeting.

You will be able to attend the annual meeting as well as vote and submit your questions during the live webcast of the annual meeting by visiting www.virtualshareholdermeeting.com/SMRT2025 and entering the 16-digit control number included in your Notice of Internet Availability of Proxy Materials (the “Notice”), on your proxy card or in the instructions that accompanied your proxy materials. We expect to mail the Notice on or about April 1, 2025. The accompanying proxy statement and our annual report can be accessed directly at the following Internet address: www.proxyvote.com. You will be asked to enter the 16-digit control number located in your Notice, on your proxy card or in the instructions that accompanied your proxy materials.

The record date for the annual meeting is March 18, 2025. Only stockholders of record of our Class A common stock at the close of business on that date may vote at the annual meeting or any adjournment thereof. Further information regarding voting rights and the matters to be voted upon are presented in the accompanying proxy statement.

A list of stockholders entitled to vote will be available for 10 days prior to the annual meeting at our headquarters, 6811 E. Mayo Blvd., 4th Floor, Phoenix, Arizona 85054. If you would like to view the stockholder list, please contact our Investor Relations Department via email at investors@smartrent.com to schedule an appointment. In addition, a list of stockholders of record will be available during the annual meeting for inspection by stockholders of record for any legally valid purpose related to the annual meeting at www.virtualshareholdermeeting.com/SMRT2025.

By Order of the Board of Directors

/s/ Michael Shane Paladin
Michael Shane Paladin
Chief Executive Officer and Director

Phoenix, Arizona
April 1, 2025

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the annual meeting, we urge you to vote and submit your proxy by following the voting procedures described in the proxy card. Even if you have voted by proxy, you may still vote during the annual meeting. Please note, however, that if your shares are held of record by a broker, bank, or other agent and you wish to vote during the annual meeting, you must follow the instructions from your broker, bank, or other agent.

Dear Fellow Stockholders,

As we approach the 2025 annual meeting of stockholders, and reflect on the prior year of transition, I have the privilege of sharing an update on the actions and priorities in 2024 aimed toward the Company’s achievement of its long-term goal of delivering high SaaS revenue growth and profitable results.

The Board was deeply engaged with the Company’s strategy and operations in 2024 and made transformative changes in management that we believe position the Company for substantial growth. These changes included the addition of key executives and the completion of a successful search for a new Chief Executive Officer to advance our commitment to creating value for our stockholders. The Board, in conjunction with a committee of current executives formed to guide SmartRent through a transition period as the Board completed its search for a new Chief Executive Officer (the “Management Committee”), has spent the last five months of 2024 closely overseeing efforts to re-focus the business on the Company’s core value proposition and strengthen its foundation for operational excellence in 2025 and beyond through an emphasis on key operating initiatives. The entire Company has aligned around the following four strategic pillars to execute more effectively:

•
Sustainable and Predictable Annual Recurring Revenue (“ARR”) Growth
•
Platform Superiority - for the complete integration of our Smart Community and Smart Operations Solutions
•
Operational Excellence which includes a particular focus on first class Customer Engagement and Satisfaction
•
Collaborative Innovation refers to our efforts to strategically enhance our platform with AI to improve experiences for both residents and operations while forging partnerships to maximize platform value.

Our Board also continues to oversee SmartRent’s capital allocation framework, consistent with our commitment to create shareholder value. In March 2024, the Board authorized the repurchase of up to $50 million of our Class A common stock as a way to return capital to stockholders and demonstrate our confidence in SmartRent’s future. In 2024, we repurchased an aggregate of 15.1 million shares for a total of $28.6 million, and we will continue to optimize our capital allocation strategy to drive long-term shareholder value. In addition, in November 2024, we announced SmartRent’s strategic investment of $10 million directed to activities related to our four strategic pillars. Our initial focus is on driving innovation by introducing new features and functionality for our Smart Operations Solutions, with the aim of enabling our customers to improve property efficiency and performance.

We are also committed to building a board of directors of highly-qualified individuals with an appropriate mix of skills, experiences and perspectives to oversee our company as we navigate strategic opportunities and challenges, ultimately with the aim of creating value for our stockholders. In the first half of 2024, we added Alison Dean and Frank Martell as directors, appointments that bolstered the financial acumen, technology company expertise, and public company leadership experience of the Board. In 2025, we have added Ana Pinczuk, who brings a wealth of experience in technology company operations and management. We also continue to evaluate and enhance corporate governance practices to ensure that the Board and management are acting in the best interests of our stockholders by promoting transparency, accountability, and ethical decision-making.

Finally, the Board is committed to building deeper relationships with our stockholders through consistent outreach and engaging with stockholders to discuss a range of matters including our long-term growth strategy, financial and operational priorities, human capital management, and governance practices. We appreciate the insights shared and look forward to hearing your views as we continue to move forward.

We are confident that the changes made in 2024 and early 2025 will position SmartRent to deliver high, sustainable SaaS revenue growth and profitable results for our investors, our customers and their residents, and our employees over the coming years.

Thank you for your trust and investment in SmartRent and our long-term business strategy. We look forward to you continuing on our journey as we innovate toward a future that is Smart for Everyone.

John Dorman

Chair of the Board of Directors

SMARTRENT, INC.

PROXY STATEMENT

FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 13, 2025, at 8:00 a.m. Arizona Time

In this proxy statement (this “Proxy Statement”), “SmartRent,” “we,” “us,” “our,” or the “Company,” as applicable, refers to SmartRent, Inc., a Delaware corporation, and, where appropriate, its subsidiaries. SmartRent’s 2025 annual meeting of stockholders (the “Annual Meeting”), will be held virtually, via live webcast, at www.virtualshareholdermeeting.com/SMRT2025, originating from Phoenix, Arizona, on Tuesday, May 13, 2025 at 8:00 a.m. Arizona Time. You are invited to attend the Annual Meeting if you are a stockholder as of the close of business on March 18, 2025, the record date for the Annual Meeting (the “Record Date”) or hold a valid proxy for the Annual Meeting. If you are a holder of our Class A common stock (our “Class A Common Stock”) as of the Record Date, we request that you vote on the proposals described in this Proxy Statement.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS, VOTING, AND THE ANNUAL MEETING

The information provided below is for your convenience only and is merely a summary of the information contained in this Proxy Statement. You should read this entire Proxy Statement carefully before casting your vote. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this Proxy Statement, and references to our website addressed in this Proxy Statement are inactive textual references only.

Why am I receiving these materials?

Our board of directors (our “Board”) is soliciting your proxy to vote at the Annual Meeting. This Proxy Statement, along with the accompanying notice, summarizes the purposes of the Annual Meeting and the information you need to know to vote on the proposals described in this Proxy Statement.

What is a proxy?

A proxy means that you authorize persons selected by us to vote your shares at our Annual Meeting in the way that you instruct. All shares represented by valid proxies that are received and not revoked before our Annual Meeting will be voted at our Annual Meeting in accordance with the stockholders’ specific voting instructions.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

We have elected to provide access to our proxy materials over the Internet. Accordingly, we will send you a Notice of Internet Availability of Proxy Materials (the “Notice”) because our Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements thereof. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. We expect to mail the Notice on or about April 1, 2025, to all stockholders of record entitled to vote at the meeting.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

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view our proxy materials for the Annual Meeting on the Internet; and
●
instruct us to send you future proxy materials by email.

Our proxy materials are also available on the Internet at www.proxyvote.com and on our investor relations website at investors.smartrent.com (information at or connected to our website is not and should not be considered part of this Proxy Statement). Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

What information is contained in this Proxy Statement?

This Proxy Statement includes information about the nominees for directors and other matters to be voted on at our Annual Meeting. It also explains the voting process and requirements; describes the compensation of our named executive officers; describes the compensation of our directors; and provides certain other information that the Securities and Exchange Commission (“SEC”) rules require.

What should I do with these materials?

Please carefully read and consider the information contained in this Proxy Statement and then vote your shares as soon as possible to ensure that your shares will be represented at our Annual Meeting. You may vote your shares prior to our Annual Meeting even if you plan to attend our Annual Meeting.

How do I attend and participate in the Annual Meeting online?

We will be hosting the meeting via live webcast only. Any stockholder can attend the meeting live online at www.virtualshareholdermeeting.com/SMRT2025. The webcast will start at 8:00 a.m. Arizona Time. Stockholders may vote and submit questions while attending the meeting online. We encourage you to access the meeting prior to the start time. The webcast will open 15 minutes before the start of the meeting. In order to enter the meeting, you will need the control number. The control number will be included in the Notice, on your proxy card if you are a stockholder of record of shares of Class A Common Stock, or with your voting instructions received from your broker, bank, or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/SMRT2025. The webcast will be recorded and available for replay for at least 30 days following the Annual Meeting on our investor relations website at investors.smartrent.com.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the close of business on the Record Date, there were 192,538,396 shares of our Class A Common Stock outstanding and entitled to vote. A list of stockholders entitled to vote will be available for 10 days prior to the Annual Meeting at our headquarters, 6811 E. Mayo Blvd., 4th Floor, Phoenix, AZ 85054.

If you would like to view the stockholder list, please contact our Investor Relations Department via email at investors@smartrent.com to schedule an appointment. In addition, a list of stockholders of record will be available during the Annual Meeting for inspection by stockholders of record for any legally valid purpose related to the Annual Meeting at www.virtualshareholdermeeting.com/SMRT2025.

What matters am I voting on?

There are two matters scheduled for a vote. The following table sets forth a description of each of the proposals you are being asked to vote on, how you may vote on each proposal, and how our Board recommends that you vote on each proposal.

Proposal	Description	How May I Vote?	How Does our Board Recommend That I Vote?
Proposal 1	Elect two Class I directors, Ann Sperling and Michael Shane Paladin, to hold office until the 2028 annual meeting of stockholders.	You may either vote FOR each nominee to serve as a Class I director or WITHHOLD with respect to each nominee.	Our Board recommends a vote FOR each of the Class I director nominees.
Proposal 2	Ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2025.	You may vote FOR or AGAINST or you may ABSTAIN from voting.	Our Board recommends a vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

What if another matter is properly brought before the Annual Meeting?

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters not described in the Proxy Statement are properly brought before the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares.

How do I vote?

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If, on the Record Date, your shares of Class A Common Stock are registered directly in your name with our transfer agent, Continental Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote online during the Annual Meeting or vote by proxy through the Internet, over the telephone, or by completing and returning your proxy card by mail. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. Even if you have submitted a proxy before the Annual Meeting, you may still attend and vote during the Annual Meeting. In such case your previously submitted proxy will be disregarded.

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To vote online during the Annual Meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/SMRT2025.
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To vote online before the Annual Meeting, go to www.proxyvote.com.
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To vote by toll-free telephone, call 1-800-690-6903 (be sure to have your Notice or proxy card in hand when you call).
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To vote by mail, simply complete, sign and date the proxy card or voting instruction card and return it promptly in the envelope provided.

If we receive your vote by internet or phone or your signed proxy card prior to 11:59 p.m. Arizona Time the day before the Annual Meeting, we will vote your shares as you direct.

To vote, you will need the control number. The control number will be included in the notice, on your proxy card if you are a stockholder of record of shares of Class A Common Stock, or with your voting instructions received from your broker, bank, or other agent if you hold your shares of Class A Common Stock in “street name.”

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If, on the Record Date, your shares of Class A Common Stock are held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting.

If you are a beneficial owner, you should have received a Notice containing voting instructions from your brokerage firm, bank, dealer, or other similar organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank, or other agent.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.

Can I change my vote?

Yes. Subject to the voting deadlines above, if you are a stockholder of record, you may change your vote or revoke your proxy at any time before the close of voting using one of the following methods:

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You may submit another properly completed proxy card with a later date.
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You may grant a subsequent proxy by telephone or through the Internet.
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You may send a written notice that you are revoking your proxy to our Corporate Secretary at 6811 E. Mayo Blvd., 4th Floor, Phoenix, AZ 85054.
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You may attend and vote online during the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by such party.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote during the Annual Meeting, or through the Internet, by telephone or by completing your proxy card before the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Abstentions represent a stockholder’s affirmative choice to decline to vote on a proposal and occur when shares present at the meeting are marked “ABSTAIN.” Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

A broker has discretionary authority to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters.

Proposal 1, the election of our Class I directors, is a non-routine matter, so your broker or nominee may not vote your shares on Proposal 1 without your instructions. Proposal 2, the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025, is a routine matter, so your broker or nominee may vote your shares on Proposal 2 even in the absence of your instruction. Please instruct your bank, broker, or other agent to ensure that your vote will be counted.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted FOR the election of each of the nominees for Class I director and FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

How many votes do I have?

Each holder of Class A Common Stock will have the right to one vote per share of Class A Common Stock.

How many votes are needed to approve each proposal?

The following table sets forth the voting requirements with respect to each of the proposals:

Proposal	Description	Voting Requirement
Proposal 1	Elect two Class I directors, Ann Sperling and Michael Shane Paladin, to hold office until the 2028 annual meeting of stockholders.

Each Class I director must be elected by a plurality of the votes cast. A plurality means that the nominees with the largest number of FOR votes are elected as directors up to the maximum number of directors to be elected at the Annual Meeting. A WITHHOLD vote will have no effect on the vote. Broker non-votes are not counted as votes cast and have no effect on the outcome of the proposal.

Proposal 2	Ratify the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

To be approved, this proposal must be approved by a majority in voting power of the votes cast (excluding abstentions and broker non-votes) on such matter, meaning that the votes cast by the stockholders FOR the approval of the proposal must exceed the number of votes cast AGAINST the approval of the proposal. If a stockholder votes to ABSTAIN, it is not counted as a vote cast and has no effect as a vote on the outcome of this proposal. If you are a beneficial owner, your broker, bank, or other nominee may vote your shares on this proposal without receiving voting instructions from you. Broker non-votes (if any) are not counted as votes cast and have no effect on the outcome of the proposal.

Who counts the votes?

We have engaged Broadridge Financial Solutions, Inc. (“Broadridge”) as our independent agent to tabulate stockholder votes. If you are a stockholder of record, and you choose to vote over the Internet or by telephone, Broadridge will access and tabulate your vote electronically, and if you choose to sign and mail your proxy card, your executed proxy card is returned directly to Broadridge for tabulation. As noted above, if you hold your shares through a broker, your broker (or its agent for tabulating votes of shares held in street name, as applicable) returns one proxy card to Broadridge on behalf of all its clients.

Who is paying for this proxy solicitation?

We will pay the cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid additional compensation for soliciting proxies. We may reimburse brokers, banks, and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Requirements for stockholder proposals to be brought before the 2026 annual meeting.

Our bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Corporate Secretary. This notice may be delivered to us via email at corporatesecretary@smartrent.com or via mail at SmartRent, Inc. Attention: Corporate Secretary, 6811 E. Mayo Blvd., 4th Floor, Phoenix, AZ 85054. To be timely for the 2026 annual meeting of stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between January 13, 2026 and February 12, 2026; provided that if the date of that annual meeting of stockholders is earlier than April 13, 2026 or later than July 12, 2026, you must give the required notice not later than the 90th day prior to the meeting date or, if later, the 10th day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Corporate Secretary must also set forth the information required by our bylaws.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intended to be presented at the 2026 annual meeting of stockholders must be received by us not later than December 2, 2025, in order to be considered for inclusion in our proxy materials for that meeting. Such proposals may be delivered to us via email at corporatesecretary@smartrent.com or via mail at SmartRent, Inc., Attention: Corporate Secretary, 6811 E. Mayo Blvd., 4th Floor, Phoenix, AZ 85054.

Stockholder Solicitation of Proxies in Support of Director Nominees Other Than Company Nominees.

In addition, to comply with Rule 14a-19 under the Exchange Act, the SEC’s universal proxy rule, if a stockholder intends to solicit proxies in support of director nominees submitted under the advance notice provisions of our bylaws for next year’s annual meeting of stockholders, then such stockholder must provide proper written notice that sets forth all the information required by Rule 14a-19 under the Exchange Act to our Corporate Secretary at corporatesecretary@smartrent.com or via mail at SmartRent, Inc. Attention: Corporate Secretary, 6811 E. Mayo Blvd., 4th Floor, Phoenix, AZ 85054 by March 16, 2026 (or, if next year’s annual meeting is called for a date that is more than 30 days before or more than 30 days after the first anniversary of this year’s Annual Meeting, then notice must be provided not later than the close of business on the later of the 60th day prior to the date of the 2026 annual meeting of stockholders or the 10th day following the day on which our public announcement of the date of such meeting is first made). The notice requirements under Rule 14a-19 are in addition to the applicable advance notice requirements under our bylaws, as set forth therein.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the aggregate voting power of the shares of Class A Common Stock issued, outstanding and entitled to vote at the meeting are present at the meeting or represented by proxy. On the Record Date, there were 192,538,396 shares of Class A Common Stock outstanding and entitled to vote. Our Class A common stock has one vote per share. To have a quorum the holders of shares representing an aggregate of 96,269,199 votes must be present or represented by proxy at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect that preliminary voting results will be announced during the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the instructions on each Notice to ensure that all your shares are voted.

What does it mean if multiple members of my household are stockholders, but we only received one Notice or full set of proxy materials in the mail?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers, or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” allows us to satisfy the requirements for delivering notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. “Householding” helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment. If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request “householding” of your communications, or you would like to revoke your consent to future “householding” mailings, please contact your broker, bank, or other agent or contact us at the following address:

SmartRent, Inc.

Attn: Investor Relations

6811 E. Mayo Blvd., 4th Floor

Phoenix, Arizona 85054

(844) 479-1555

What are the implications of being an “emerging growth company”?

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Exchange Act. In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the completion of Fifth Wall Acquisition Corp. I’s (“FWAA”) initial public offering (the “IPO”), (ii) the last day of the first fiscal year in which our annual gross revenue is $1.235 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities, or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Exchange Act.

Other Information

We were originally incorporated in Delaware on November 23, 2020, as FWAA, as a special purpose acquisition company, formed to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On February 9, 2021, FWAA consummated the IPO, following which its shares began trading on the Nasdaq Capital Market (“Nasdaq”).

On August 24, 2021, we consummated the Business Combination contemplated by a Merger Agreement dated April 21, 2021 (as amended by Amendment No. 1 to Merger Agreement, dated July 23, 2021), among FWAA, Einstein Merger Corp. I, a wholly owned subsidiary of FWAA (“Merger Sub”), and SmartRent.com, Inc. Upon the closing of the Business Combination, Merger Sub merged with and into SmartRent.com, Inc., with SmartRent.com, Inc. continuing as the surviving company. “Business Combination” refers to these mergers, together with the other related transactions.

At the closing of the Business Combination, SmartRent.com, Inc. changed its name to “SmartRent Technologies, Inc.” and FWAA changed its name to “SmartRent, Inc.” We additionally changed our trading symbol and listing on a securities exchange from “FWAA” on Nasdaq to “SMRT” on the New York Stock Exchange (“NYSE”).

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

SmartRent is strongly committed to good corporate governance practices. These practices provide an important framework within which our Board and management can pursue our strategic objectives for the benefit of our stockholders.

Since we became a public company, our corporate governance practices have evolved to reflect our strategic goals, the changing needs of our business, and feedback from our stockholders. In particular, we have prioritized the refreshment of our Board, adding two independent directors in 2024 and one independent director in 2025. Throughout this process, we have deliberately focused on nominating individuals with a diverse set of skills, experiences and perspectives and who bring impressive expertise in technology, financial acumen, and operation management experience. In addition, in 2024, we began a search for a new Chief Executive Officer and made the decision to separate the roles of CEO and Board Chair, all as part of our long-term approach to good governance and succession planning.

Our Board has adopted written charters for our audit committee, compensation committee, and nominating and corporate governance committee, as well as a code of conduct and business ethics that applies to all of our employees, officers, and directors. The committee charters and the code of conduct and business ethics, and any waivers or amendments to the code of conduct and business ethics, are all available on our investor relations website at investors.smartrent.com in the “Governance Documents” section.

Corporate Governance Highlights

Key highlights of our corporate governance practices include:

Anti-hedging policy applicable to directors and emMonitor for over-boarding by limiting directors’ service on

Board Overview

As set forth above, our Board consists of seven directors, divided into three classes, each serving staggered, three-year terms. All of our directors, with the exception of Mr. Paladin, are independent.

The following table sets forth the names, ages as of the date of this Proxy Statement, and certain other information for each of the nominees for election as a Class I director at the Annual Meeting and each of the continuing and non-continuing members of the Board. Mr. Tuomi is not standing for re-election at the Annual Meeting. His term as a member of our Board, including as a member of the committee on which he serves, will end effective as of the Annual Meeting. The Board thanks Mr. Tuomi for his distinguished service as a director.

Name	Age	Position/Office Held with SmartRent
Class I director nominees for election until the annual meeting of stockholders in 2028
Michael Shane Paladin	48	Director and Chief Executive Officer
Ann Sperling (1)(2)	69	Director
Class II directors whose terms expire at the annual meeting of stockholders in 2026
Alison Dean(2)(3)	60	Director
Frank Martell(1)(3)	65	Director
Class III directors whose terms expire at the annual meeting of stockholders in 2027
John Dorman(2)(3)	74	Board Chair
Ana Pinczuk(1)(2)	61	Director
Non-continuing director not standing for re-election at the Annual Meeting
Frederick Tuomi(1)	70	Director

(1)
Member of the Nominating and Corporate Governance Committee. Mr. Tuomi will remain a member of the Nominating and Corporate Governance Committee until the end of his term at the Annual Meeting.
(2)
Member of the Compensation Committee.
(3)
Member of the Audit Committee.
(4)
Effective following the Annual Meeting, (a) in addition to his membership on the Audit Committee and Nominating and Corporate Governance Committee, Mr. Martell will become Chair of the Compensation Committee, and (b) Mr. Dorman will no longer be a member of the Compensation Committee and will become a member of the Nominating and Corporate Governance committee.

Board Skills and Experience Matrix

Our Nominating and Corporate Governance Committee seeks to assemble a board of directors that, as a group, can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its qualifications and experience in various areas. This has resulted in the addition of three new independent directors to our Board in 2024 and 2025. To that end, the committee identifies and evaluates nominees in the broader context of our Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities deemed critical to effective functioning of our Board. Summarized below are the skills and experience that we consider important for our directors in light of our business strategy, structure and industry dynamics.

	Dorman	Sperling	Tuomi	Dean	Martell	Paladin	Pinczuk
KEY SKILLS & COMPETENCES
Technology & Innovation – Knowledge and insight into operating SaaS technology businesses, including product innovation, engineering resource allocation, implementation, and rollout	✓		✓	✓	✓	✓	✓

Accounting / Finance – Skills to oversee the capital structure, financing and investing activities, and reporting and internal controls of a public company, specifically in the preparation, auditing, or evaluation of financial statements

	✓	✓	✓	✓	✓	✓

Sales, Marketing & Media – Has developed and executed strategies to grow market share, improve brand awareness and reputation, and provide the Board and the Company with more insight regarding customer and shareholder engagement

		✓	✓		✓	✓	✓
Operations – Expertise in manufacturing, supply chain, logistics, customer service, efficiencies, and cost discipline	✓	✓	✓		✓	✓	✓
Risk Management / Cybersecurity – Skills, experience and understanding of enterprise risk management; additional expertise in SaaS industry, including data privacy and cybersecurity	✓	✓			✓	✓	✓
Business Development / Strategic Transactions – Experience allocating and deploying capital and driving growth through strategic partnerships and other business development	✓	✓	✓	✓	✓	✓	✓

Governance – Knowledge of new and best practices to inform the Board’s commitment to excellence in corporate governance	✓	✓	✓	✓	✓	✓	✓
EXPERIENCE
Experience as a senior executive at public or large private company	✓	✓	✓	✓	✓	✓	✓
Industry experience	✓	✓	✓			✓	✓
Experience serving on a public company board	✓	✓	✓	✓	✓		✓
Experience at a high growth company	✓		✓	✓	✓	✓	✓
Experience in human capital management	✓	✓	✓	✓	✓	✓	✓
Experience with high innovation companies	✓		✓	✓	✓	✓	✓
Experience with environmental & social governance	✓	✓	✓	✓	✓	✓	✓
DEMOGRAPHICS
Age	74	69	70	60	65	48	61
Gender	M	F	M	F	M	M	F
Years on SMRT Board	3	3	3	1	1	0	0
Racial/Ethnic Diversity							●

Nominees Standing for Election Until the 2028 Annual Meeting of Stockholders

Ann Sperling

Ann Sperling has served as a member of our Board since August 2021. Ms. Sperling has over four decades of real estate and management experience, including roles in commercial real estate investment and development, and leadership roles in public real estate companies. Prior to her recent retirement, from September 2013 to September 2023, Ms. Sperling was Senior Director at Trammell Crow Company (“Trammell Crow”), a commercial real estate development and investment firm and a subsidiary of CBRE. Earlier in her career Ms. Sperling spent twenty-five years at Trammell Crow prior to its merger with CBRE, culminating as Senior Managing Director and Area Director in the Rocky Mountain Region. Prior to her most recent role at Trammell Crow, she was at Jones Lang LaSalle IP, Inc., a public real estate investment management firm, including as Chief Operating Officer, Americas, and as President, Markets West. Ms. Sperling also served as Managing Director of Catellus Development Corporation, then a mixed-use development and investment subsidiary of the public REIT, Prologis, Inc.

Ms. Sperling served as a member of the board of directors for Apartment Income REIT Corp. (NYSE: AIRC), from May 2018 until June 2024. Until December 2020, she served as a member of the board of directors of the predecessor company, Apartment Investment and Management Company (NYSE: AIV), before it was separated through a reverse spinout of Apartment Income REIT Corp. Ms. Sperling is a board advisor to Anderson Holdings, a private, family-owned diversified holding company in Los Angeles, California. Ms. Sperling holds a Bachelor of Science in Biology and Psychology from Tufts University and a Master of Business Administration from Harvard Business School.

Ms. Sperling was selected to serve as a member of our board of directors because of her real estate investment and development operations, marketing, and finance experience.

Michael Shane Paladin

Michael Shane Paladin has served as our President and Chief Executive Officer and a member of our Board since February 2025. Prior to joining us, Mr. Paladin served as Chief Executive Officer of Siteimprove A/S, a SaaS company, from July 2021 to January 2025. Prior to Siteimprove A/S, Mr. Paladin held several senior leadership positions at SAP SE (NYSE: SAP), an international enterprise software company, including most recently as President of Services from March 2020 to July 2021, Executive Vice President & Global Head of Services Sales from March 2018 to February 2020, Senior Vice President and Chief Operating Officer of SAP Greater China from January 2017 to February 2018; Senior Vice President & Managing Director, Hong Kong and Macau from April 2016 to February 2018, and earlier in his career, Vice President of Sales for SAP America from June 2007 to October 2013.

Prior to SAP, Mr. Paladin was the Vice President and General Manager, Worldwide Field Operations at SignalFx Inc., a SaaS based infrastructure monitoring solution from June 2015 to February 2016; Chief Revenue Officer at Ayasdi Inc., a SaaS based advanced machine learning platform from October 2013 to May 2015, and a Founder and Principal at FocusFrame Inc., a private consulting firm from August 2001 to June 2007. Mr. Paladin holds a Bachelor of Arts in Business Administration and Management Information Systems from Saint Leo University and a Master in Strategy and Innovation from St. Hugh’s College & Saïd Business School at the University of Oxford.

Mr. Paladin was selected to serve as a member of our board of directors because of his operational and leadership experience as an executive, as well as his experience in senior leadership roles at scaled technology companies. He also provides valuable insight in his current capacity as our Chief Executive Officer.

Class II Directors Continuing in Office
Until the 2026 Annual Meeting of Stockholders

Alison Dean

Alison Dean has served as a member of our Board since March 2024. From April 2005 until her retirement in May 2020, Ms. Dean held executive positions at iRobot Corporation (Nasdaq: IRBT), a global consumer robot company, most recently as Executive Vice President, Chief Financial Officer and Treasurer from April 2013 to May 2020. Prior to iRobot Corporation, from 1995 to 2005, she held several financial positions at 3Com Corporation (Nasdaq: COMS), a digital electronics manufacturer, including as Vice President and Corporate Controller and Vice President of Finance, Worldwide Sales.

Ms. Dean has served on the board of directors of Yeti Holding, Inc. (NYSE: YETI) a global designer, retailer, and distributor of innovative outdoor products, since October 2020. Ms. Dean was also a board member for Everbridge, Inc. (Nasdaq: EVBG), a global software company, from July 2018 to July 2024. Ms. Dean has also served on the board of directors of Salsify, Inc. a privately held commerce management software company, since September 2021. Ms. Dean holds a Bachelor of Arts in Business Economics from Brown University and a Master of Business Administration from Boston University.

Ms. Dean was selected to serve as a member of our board of directors because of her deep background in finance, including overseeing corporate finance, financial planning, and investor relations, as well as her technology, operations and supply chain experience.

Frank Martell

Frank Martell has served as a member of our Board since June 2024. Since April 2022, Mr. Martell has served as President and CEO and a director of loanDepot, Inc. (NYSE: LDI) (“loanDepot”), and will serve in such roles until the effective date of his resignation on the earlier of June 4, 2025 and the date of loanDepot’s 2025 annual shareholder meeting. Mr. Martell previously served in various senior roles of CoreLogic, Inc., a global property information, analytics and data-enabled solutions provider, including as President and Chief Executive Officer from March 2017 to January 2022, Chief Financial Officer from 2011 to 2016, and Chief Operating Officer from 2014 to 2017. Before joining CoreLogic, Inc., Mr. Martell served as the President and Chief Executive Officer of the Western Institutional Review Board, a provider of review, approval and oversight for clinical research studies, from 2010 to 2011, as Chief Financial Officer of Advantage Solutions Inc. from 2009 to 2010, and as Chief Financial Officer of Information Services Group, Inc. from 2007 to 2009.

Since November 2021, Mr. Martell has served as a member of the board of directors of Compass, Inc. (NYSE: COMP). He also served as a member of the board of directors of Bank of the West, a wholly-owned subsidiary of BNP Paribas from 2015 until 2023, when it was sold to BMO Financial Group. Mr. Martell also serves on the board of Operation HOPE, a provider of financial literacy empowerment for youth and financial capability for communities, and on the national board of Marine Corps Scholarship Foundation, the largest and oldest group supporting the education of the sons and daughters of active and prior service Marines. Mr. Martell holds a Bachelor of Science in Accounting from the Villanova School of Business.

Mr. Martell was selected to serve as a member of our board of directors because of his background in technology and real estate knowledge, as well as his experience in finance and operations as an executive and public company director.

Class III Directors Continuing in Office
Until the 2027 Annual Meeting of Stockholders

John Dorman

John Dorman has served as a member of our Board since August 2021 and as our Board Chair since July 2024. Previously, Mr. Dorman served as a director and, from 1998 to 2003, as Chair and Chief Executive Officer of Digital Insight Corporation (Nasdaq: DGIN), a provider of outsourced online banking applications and services. Prior to this role, he served as Senior Vice President and General Manager of the Global Financial Services Division of Oracle Corporation (“Oracle”). Earlier in his career, Mr. Dorman was Board Chair and Chief Executive Officer of Treasury Services Corporation, a provider of enterprise modeling and financial analysis software for global financial institutions prior to its acquisition by Oracle in 1997.

Mr. Dorman has served as a member of the board of directors of Target Hospitality Corp. (Nasdaq: TH), a vertically integrated specialty rental and hospitality services company, since February 2024. Mr. Dorman previously served as a member of the board of directors of loanDepot, Inc. (NYSE: LDI), a technology-empowered residential mortgage platform from February 2021 to June 2024; CoreLogic Inc. (NYSE: CLGX) from May 2012 to June 2021, and as Chair of the board of directors of Online Resources Corporation (Nasdaq: ORCC) from 2010 to 2013, when it was acquired by ACI Worldwide, Inc. Mr. Dorman also serves as the Chair of the board of directors of DeepDyve, Inc., a technology company, and as a member of the board of directors of Landgate Corp., a data-based marketplace for listing land for sale or for lease. Mr. Dorman holds a Bachelor of Arts in Business Administration and Philosophy from Occidental College and a Master of Business Administration in Finance from the USC Marshall School of Business.

Mr. Dorman was selected to serve as a member of our board of directors because of his background in finance and the financial innovation space and experience as public company director.

Ana Pinczuk

Ana Pinczuk has served as a member of our Board since February 2025. From December 2022 to May 2024, Ms. Pinczuk served as Chief Operating Officer of Dexterity, Inc., an AI robotics software company. Prior to that, Ms. Pinczuk worked at Anaplan, Inc. (NYSE: PLAN), a cloud-native enterprise SaaS company, including as Chief Development Officer from August 2019 to July 2022 and as Chief Transformation Officer from February 2019 to August 2019. From 2017 to 2018, Ms. Pinczuk served as President and General Manager for HPE Pointnext, Hewlett-Packard Enterprise Company (NYSE: HPE). Before Hewlett-Packard Enterprise Company, she served in various roles at Veritas US Inc., an information management system provider, prior to its acquisition by Carlyle Investment Management LLC, including as Chief Product Officer from March 2016 to November 2016 and General Manager of Backup and Recovery from January 2015 to February 2016. From 2000 to 2015, Ms. Pinczuk served in various senior roles at Cisco Systems, Inc. (NASDAQ: CSCO) including as SVP of Global Services Sales, Services COO, SVP of Global Services Support, and various other engineering leadership roles.

Ms. Pinczuk has served as a member of the board of directors of Aptiv PLC (NYSE: APTV) since 2016 and on the board of directors of SentinelOne, Inc. (NYSE: S) since May 2022. She previously served on the boards of Five9, Inc. (NASDAQ: FIVN) and KLA Corporation (NASDAQ: KLAC). She also serves as a member of the Board of Trustees at Cornell University and as a member of the board of directors of AI4All and the Latino Donor Collaborative. Ms. Pinczuk holds a Bachelor of Science and a Master of Engineering in Mechanical Engineering from Cornell University, a Master of Technology Management from The Wharton School of the University of Pennsylvania, and a Master of Science in Software Management from Carnegie Mellon University. Ms. Pinczuk is currently a candidate for a Master of Science in Cybersecurity Risk and Strategy at New York University.

Ms. Pinczuk was selected to serve as a member of our board of directors because of her extensive financial management, technology, SaaS, and operational experience.

Director Selection and Nominations Process

Nomination to our Board of Directors

The Board is continually evaluating the skills and talent of the current Board members and strives to add value to the Board by attracting and recruiting qualified, talented and engaged Board candidates for our pipeline. Candidates for nomination to our Board are selected by our Board based on the recommendation of our Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our policies, our certificate of incorporation and bylaws, our corporate governance guidelines, and the criteria adopted by our Nominating and Corporate Governance Committee and Board regarding director candidate qualifications.

The Nominating and Corporate Governance Committee employs a variety of methods to identify, consider and evaluate potential Board candidates with the goal of evolving the composition of our Board in line with the strategic needs of the Company. The Board does not have a formal diversity policy, but it values and considers a breadth of viewpoints, background and experiences. In recommending candidates for nomination, our Nominating and Corporate Governance Committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and bylaws, using the same criteria to evaluate all such candidates. The Nominating and Corporate Governance Committee also may engage consultants or third-party search firms in order to assist it in identifying and evaluating candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral, and evaluations of candidates generally involve a review of background materials, internal discussions, and interviews with selected candidates, as appropriate.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our Board is set forth above under “Questions and Answers About these Proxy Materials, Voting and the Annual Meeting.”

Director Qualifications

With the goal of developing an experienced and highly qualified board of directors, our Nominating and Corporate Governance Committee is responsible for developing and recommending to our Board the desired qualifications, expertise and characteristics of members of our Board.

In addition to considering certain requirements under applicable laws and regulations and our corporate governance guidelines and charters of the board committees, the Nominating and Corporate Governance Committee considers (a) individual qualifications, including relevant career experience, strength of character, maturity of judgment, familiarity with our business and industry, and (b) all other factors it considers appropriate, which may include age, diversity of background, existing commitments to other businesses, potential conflicts of interest, legal considerations, corporate governance background, financial and accounting background, executive compensation background, and the size, composition, and combined expertise of the existing Board. The Board should monitor the mix of specific experiences, qualifications, and skills of its directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of our business and structure. Our Board and Nominating and Corporate Governance Committee believe that an experienced and highly qualified board of directors fosters a robust, comprehensive, and balanced decision-making process for the continued effective functioning of our Board and with stockholders’ best interests in mind. Accordingly, through the nomination process, our Nominating and Corporate Governance Committee seeks to promote board membership that reflects differences in professional background, education, skill and experience, and other individual qualities and attributes that contribute to the total mix of viewpoints and experience. Our Nominating and Corporate Governance Committee evaluates the foregoing factors, among others, and does not assign any particular weighting or priority to any of the factors.

Recent Board Refreshment

As a result of the foregoing process, the Board added two new directors in 2024 and one in 2025, all of whom have brought valuable and diverse backgrounds and perspectives to the Board with the support and input of a third party executive search firm. The most recent three appointments were Ms. Dean in March 2024, Mr. Martell in June 2024, and Ms. Pinczuk in January 2025. Ms. Dean brings over three decades of experience in high tech, overseeing corporate finance and financial planning, as well as information technology, supply chain operations, acquisitions and investor relations to our Board. Mr. Martell brings to our Board more than 30 years of executive leadership experience, along with a data-driven, digital-first perspective to support the accelerated adoption of our smart home and property technology solutions. Ms. Pinczuk brings more than 30 years of experience in leadership and executive roles across a variety of technology companies spanning AI, robotics, SaaS, data storage and cybersecurity.

After the departure of Mr. Haldeman and as part of the Board succession planning and refreshment process, the Nominating and Corporate Governance Committee, together with the Board, discussed the Board’s future composition needs. This discussion included the desired size of the Board, the desired skills and attributes of potential nominees or successors for long-tenured directors. It also took into account the current and long-term needs of our business and the skills composition of our Board and its committees. Board refreshment strategy and pipeline is an ongoing focus of the Nominating and Corporate Governance Committee, and our efficacy is evaluated annually through the board and committee self-evaluation process.

Director Independence

The Board makes an affirmative determination at least annually as to the independence of each director in accordance with the listing standards of the NYSE (the “NYSE Listing Standards”).

Under the NYSE Listing Standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NYSE Listing Standards require that, subject to specified exceptions, each member of a company’s audit, compensation and nominating and corporate governance committees be independent. Under the NYSE Listing Standards, a director will only qualify as an “independent director” if, the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company). Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the NYSE Listing Standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NYSE Listing Standards.

Our Board has reviewed the independence of each director (including our nominees), considering all relevant facts and circumstances, including information provided by the directors and SmartRent with regard to each director’s background, business and personal activities as they may relate to SmartRent and its management. The reviews considered current and prior relationships and transactions between each director and SmartRent and all other facts and circumstances our Board deemed relevant in determining their independence, including the transactions described in the “Related Person Transactions Policy” section of this proxy statement. Based on this review, the Board has affirmatively determined that each of Mses. Dean, Pinczuk, and Sperling and Messrs. Dorman, Martell, and Tuomi is independent within the meaning of the NYSE Listing Standards. Former directors Robert Best, Alana Beard, and Bruce Strohm, who served on our Board until January 2024, May 2024, and August 2024, respectively, were independent within the meaning of the NYSE Listing Standard during their period of service on our Board. Former director Lucas Haldeman, who served on our Board until July 2024, was not independent within the meaning of the NYSE Listing Standard during his period of service on our Board because of his employment relationship with SmartRent.

Board Leadership Structure

Our Board periodically reviews its leadership structure. In 2024, our Board decided that it would be in the best interests of our company and our stockholders to separate the positions of Board Chair and Chief Executive Officer. As a result, in July 2024, in connection with the departure of Lucas Haldeman from the role of CEO and Board Chair, John Dorman, an independent director and our former Lead Independent Director, was appointed to serve as our Board Chair. In making this appointment, the Board evaluated its leadership structure and determined that the best and most effective leadership structure for the Company and its stockholders was to separate the Chief Executive Officer from the Board Chair roles. We believe that the structure of our Board, with an independent Board Chair and fully independent committees that oversee strategy, business operations and risk, among other things, is the most effective framework for our company at this time because it provides a balance between Mr. Paladin’s leadership and insight of our Company and our independent directors’ experience, leadership, oversight and expertise from outside of our Company.

Independent Board Chair

As the Board Chair, Mr. Dorman presides over meetings of the Board, works with management to prepare agendas for such meetings, serves as a liaison to facilitate and promote communication between management and the Board, engages with stockholders on behalf of the Board, assists in the Board’s oversight of key governance matters, and undertakes such additional duties as the Board determines. Mr. Dorman’s independence, leadership, and extensive Board and corporate experience makes him a strong Chair.

Independent Directors and Committees

We believe that the structure of our Board, including our independent Board Chair and our fully independent Board committees, allows for strong independent leadership of and oversight of our business operations, including independent oversight of our financial statements, executive compensation, director selection process, and corporate governance programs.

Our independent directors regularly meet in executive sessions led by our Board Chair after regularly scheduled Board and committee meetings. This provides a platform for discussions regarding our strategy, the performance and compensation of our CEO and other executive officers, and the effectiveness of our Board, among other matters. Our Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee are comprised only of independent directors, which we believe allows them to provide more effective oversight of our business operations, strategy and risk. As the Board Chair, Mr. Dorman has duties and responsibilities that are set forth in our Corporate Governance Guidelines and performs such additional duties as our Board otherwise determines and delegates.

Board and Committee Meetings

The Board is responsible for the oversight of Company management and strategy and for establishing corporate policies. The Board and its committees meet throughout the year on a regular schedule, and also hold special meetings and act by written consent from time to time. In 2024, the Board met 15 times, and each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board held during the period for which he or she had been a director and (ii) the total number of meetings held by all committees of our Board on which he or she served during the periods that he or she served.

Although we do not have a formal policy regarding attendance by members of our Board at our annual meeting of stockholders, we encourage our directors and director nominees to attend our annual meeting of stockholders. Our 2024 annual meeting was held virtually on May 14, 2024, and all of our then directors attended.

Board Committees

The Board has delegated some of its authority to three committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Each of our Board committees has adopted a charter that complies with current NYSE rules relating to corporate governance matters. Copies of the committee charters are available at https://investors.smartrent.com. Each committee is composed solely of independent directors and regularly reports on its activities to the full Board.

The committee structure and memberships are described in the table below:

AUDIT COMMITTEE Fiscal 2024 meetings: 5 Members: Alison Dean (Chair) John Dorman Frank Martell (appointed to the Committee on June 18, 2024)
•
Oversees the independent registered public accounting firm’s qualifications, independence, and performance
•
Pre-approves all audit and allowable non-audit services by the independent registered public accounting firm
•
Assists the Board in overseeing the integrity of our financial statements, compliance with legal requirements, and the performance of our internal auditors
•
All members have been determined to be independent and financially literate under current NYSE listing standards, including those standards applicable specifically to Audit Committee members
•
The Board has determined that Ms. Dean, Mr. Dorman, and Mr. Martell are “audit committee financial experts” as defined by the SEC and that each has accounting or related financial management expertise as required by NYSE listing standards

COMPENSATION COMMITTEE Fiscal 2024 meetings: 9 Members(1): John Dorman (Chair) Ann Sperling Alison Dean Ana Pinczuk (appointed to the Committee on January 30, 2025)
•
Makes recommendations to the Board regarding incentive and equity-based compensation plans
•
Evaluates and approves the compensation of our executive officers (except for the compensation of our Chief Executive Officer, which is approved by the full Board), including reviewing and approving the performance goals and objectives that will affect that compensation
•
Evaluates and approves compensation granted pursuant to SmartRent’s equity-based and incentive compensation plans, policies, and programs
•
Retains, oversees, and assesses the independence of compensation consultants and other advisors
•
Reviews and discusses with management SmartRent’s compensation discussion and analysis to be included (when and as necessary) in SmartRent’s annual proxy statement or annual report on Form 10-K
•
All members have been determined to be independent under current NYSE listing standards, including those standards applicable specifically to Compensation Committee members

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

Fiscal 2024
meetings: 6

Members(2):

Ann Sperling (Chair)

Frederick Tuomi

Frank Martell (appointed to the Committee on June 18, 2024)

Ana Pinczuk (appointed to the Committee on January 30, 2025)

•
Identifies individuals qualified to become Board members and selects, or recommends that the Board select, director nominees
•
Develops and recommends to the Board the corporate governance guidelines, policies, and codes applicable to SmartRent
•
Leads the Board in its annual review of the Board’s performance
•
Oversees the evaluation of Board members
•
Recommends to the Board directors for each committee
•
Oversees the Company’s strategy on corporate social responsibility and sustainability
•
All members have been determined to be independent under current NYSE listing standards

(1)
Effective following the Annual Meeting, Mr. Martell will become Chair of the Compensation Committee and Mr. Dorman will no longer be a member of the Compensation Committee.
(2)
Effective following the Annual Meeting, (a) Mr. Tuomi will no longer be a member of the Nominating and Corporate Governance Committee, and (b) Mr. Dorman will become a member of the Nominating and Corporate Governance Committee.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is comprised of John Dorman, Ann Sperling and Alison Dean, none of whom is or has been an officer or employee of the Company. None of our executive officers currently serve, or during the fiscal year ended December 31, 2024 (“fiscal 2024”), have served, as a member of the Compensation Committee or director (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board) of any entity that has one or more executive officers serving on our Compensation Committee or our Board.

Risk Oversight

Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks but also understanding what level of risk is appropriate for a given company. Our Board, as a whole, determines the appropriate level of risk for us, assesses the specific risks that we face and reviews management’s strategies for adequately mitigating and managing the identified risks. Although our Board administers this risk management oversight function, the committees of our Board support our Board in discharging its oversight duties and addressing risks inherent in their respective areas.

Our Audit Committee has the responsibility to consider and discuss our major strategic, operational, legal and compliance, cybersecurity, and financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee monitors compliance with legal and regulatory requirements. Our Audit Committee also monitors management’s preparedness for and responses to data security incidents, and further oversees our initiatives related to cybersecurity, including prevention and monitoring. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether our compensation philosophy and practices have the potential to encourage excessive risk taking and evaluates compensation policies and practices that could mitigate such risks. Each of our committees continually assess the risk environment and consult with outside advisors and experts to anticipate future threats and trends as necessary.

At periodic meetings of our Board and its committees, management reports to and seeks guidance from our Board and its committees with respect to the most significant risks that could affect our business, such as legal risks and financial, tax and audit related risks. In addition, among other matters, management provides our Audit Committee periodic reports on our compliance programs and practices.

Board Evaluation

The Board conducts an annual self-evaluation process to determine if the individual Board members, and their respective committees, are functioning efficiently and contributing their respective skills and qualifications to the benefit of the Board and the Company. Each year, the Nominating and Corporate Governance Committee Chair reviews and determines the design, scope, content and execution of the evaluation process.

Corporate Responsibility Oversight - Environmental, Social & Governance

Our Board is committed to enhancing the responsible Environmental, Social & Governance (“ESG”) practices of the Company as well as awareness among our customers and stockholders, with areas of focus on environmental impact and human and social capital.

As a leading provider of smart communities solutions and smart operations solutions to the rental housing industry, our end-to-end enterprise ecosystem aims to power smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption, and enhancing the resident experience. Our ESG initiatives are aligned with the Company’s long-term strategy to inform and support our strategic plans.

Environmental Stewardship

Our solutions are uniquely positioned to help property owners, operators, and residents adopt sustainable practices by promoting energy efficiency, preventing water waste, and reducing environmental impact. By enabling smarter, real-time decision-making through automation, our technology empowers rental housing providers to operate more responsibly while saving on operational costs.

Measurable Impact:

-
Energy Management: SmartRent’s smart thermostats – controllable via our IoT platform, web interface, and mobile app – allow property owners, operators, and residents to optimize temperature settings.
-
Water Conservation: Our water leak sensors send instant alerts when moisture is detected, enabling property owners and operators to act swiftly to prevent catastrophic water damage and address chronic leaks.
-
Operating Efficiency: By integrating automation, property teams reduce energy usage, lower water waste, and improve disaster avoidance and mitigation, all contributing to measurable sustainability outcomes.

In 2024, SmartRent deployed approximately 90,000 smart hubs and thermostats and 140,000 water leak sensors, helping property owners, operators, and residents reduce energy consumption, and save water, and mitigate potential damage costs. These efforts showcase our commitment to driving sustainability while protecting assets and enhancing operational efficiency.

In addition to promoting and assisting our customers to make sustainable choices, SmartRent is also doing its part to foster sustainability. Our hub utilizes recyclable material in much of its packaging.

Human and Social Capital

SmartRent is dedicated to fostering a welcoming, inclusive, and supportive work environment where the diverse perspectives, talents, and skills of our employees are celebrated. This approach empowers meaningful contributions that drive positive impacts for our customers, communities, and stakeholders. Through active engagement, we ensure our employees are at the heart of our mission and aligned with our values.

We believe in listening to and learning from our employees. We conduct a formal engagement survey to collect insights, feedback, and data about workplace experiences, manager effectiveness, and overall satisfaction. These findings play a pivotal role in shaping strategic initiatives, helping us continuously enhance employee well-being, professional effectiveness, and workplace culture. In addition, we conduct quarterly Town Hall events and regular teambuilding events. Our workforce is encouraged to connect, grow, and thrive through involvement in Employee Resource Groups which create spaces for connection, empowerment, and shared advocacy. Employees are also encouraged to contribute to their communities through organized giving events and volunteer initiatives throughout the year.

At SmartRent, we are not only committed to our employees’ success but also to making meaningful contributions to the world around us. Our solutions enhance quality of life by enabling residents to enjoy greater convenience, comfort, and security. By empowering property owners and residents with intuitive and reliable technology, we contribute to tenant satisfaction, retention, and long-term value for properties. Through partnerships with property managers and stakeholders, we offer ongoing training and support to maximize the benefits of our technology.

Governance

Strong governance is at the core of SmartRent’s ESG strategy. We reflect our values in our policies and uphold a zero-tolerance policy against harassment and discrimination. Our comprehensive Anti-Harassment and Anti-Discrimination Policy is actively reinforced through mandatory, annual training for all employees. This ensures that every member of our team understands their role in maintaining a safe, respectful, and equitable workplace. SmartRent also prioritizes transparency, ethical leadership, and accountability in all aspects of our business, including ensuring the protection of sensitive information for property owners, operators, and residents; and maintaining integrity across our supply chain, partnerships, and operations to align with the highest standards of business conduct.

Through our environmental, social, and governance initiatives, SmartRent continues to deliver on its mission to transform the future of housing while advancing sustainability, inclusion, and innovation. Together with our customers, partners, and stakeholders, we are shaping smarter, more sustainable communities for generations to come.

Governance Policies

Insider Trading Policy

We have adopted an insider trading policy governing the purchase, sale, and/or other dispositions of our securities by directors, officers, employees, and other covered persons that we believe is reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the exchange listing standards applicable to us. A copy of our Insider Trading Policy was filed as an exhibit to our Annual Report on Form 10-K for fiscal 2024.

From time to time, we may engage in transactions in our own securities. We comply with all applicable securities laws when engaging in transactions in our securities.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics applicable to all of our directors, officers (including our principal executive officer, principal financial officer, and principal accounting officer) and employees. Our corporate governance guidelines and our code of business conduct and ethics is available on our investor relations website (https://investors.smartrent.com) in the “Governance Documents” section. In the event that we amend or waive certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer or principal accounting officer that require disclosure under applicable SEC rules, we will disclose the same on our website.

Communications with the Board

Stockholders or interested parties who wish to communicate with our Board, our Board Chair, or with an individual director may do so by mail to our Board or the individual director, in care of our Chief Legal Officer and Corporate Secretary at 6811 E. Mayo Blvd., 4th Floor, Phoenix, Arizona 85054. The communication should indicate that it contains a stockholder or interested party communication. In accordance with our corporate governance guidelines, all such communication will be reviewed by our Chief Legal Officer, in consultation with appropriate directors as necessary, and, if appropriate, will be forwarded to the director or directors to whom the communications are addressed or, if none are specified, to our Board Chair.

NON-EMPLOYEE DIRECTOR COMPENSATION

Director Compensation Policy

Our Board adopted a non-employee director compensation policy (the “Director Compensation Policy”) that is designed to enable us to attract and retain highly qualified non-employee directors. The Director Compensation Policy initially was adopted in 2022 with the assistance of an independent compensation consultant, Semler Brossy Consulting Group (“Semler Brossy”), which provided peer and market industry data to facilitate determining the compensation to be provided. Semler Brossy periodically assists in reviewing the Director Compensation Policy as well as market practices for non-employee director compensation and provides input on any recommended changes to the policy. Our Board receives the same compensation regardless of the amount of Board meetings held annually. In fiscal 2024, the Board met 17 times. During 2024, the Compensation Committee, following consultation with Semler Brossy, recommended, and our Board approved, certain updates to the Director Compensation Policy, as discussed below.

Pursuant to the Director Compensation Policy, we compensate our non-employee directors with a combination of cash and equity in the form of restricted stock units (“RSUs”). We provide annual cash payments, payable quarterly in arrears, to each director who is not an employee of ours, with additional amounts for service as Board Chair, as well as chairpersons or members of our Audit, Compensation, and Nominating and Corporate Governance committees, as set forth below:

Annual Cash Amount(1) ($)
Board member fee	80,000
Board Chair fee(2)	75,000
Lead Independent Director fee(3)	20,000
Committee chair fee(4)
Audit Committee	20,000
Compensation Committee	15,000
Nominating and Corporate Governance Committee	10,000
Committee member fee(4)
Audit Committee	10,000
Compensation Committee	7,500
Nominating and Corporate Governance Committee	5,000

(1)
Amounts reflected are annual amounts; payments are made on a quarterly basis.
(2)
Notwithstanding the annual cash fee amount for the Board Chair set forth above, the cash fee for services provided in such role for the Company’s third and fourth fiscal quarters of 2024 and from January 1, 2025 to February 28, 2025, was modified instead (and not in addition) to be $93,750 per fiscal quarter (subject to any proration for partial quarter service).
(3)
The Lead Independent Director fee does not apply when the Board Chair is an independent director.
(4)
Each committee chair receives only the fee due to him or her for his service as chair on such committee and does not receive an additional fee as a member of such committee.

Our Director Compensation Policy also provides for the grant of annual equity awards in the form of RSUs to our non-employee directors as follows:

Equity(1)	Grant Date Fair Value ($)
Annual restricted stock unit grant(2)	150,000

(1) Each equity award has a grant date fair value as shown in the table (subject to minor variations due to the rounding of any fractional share).

(2) Each annual restricted stock unit award is scheduled to vest as to 100% of such award on the earlier of (a) the date immediately preceding the date of the next annual stockholder meeting following the grant or (b) one year from the vesting start date (which is generally the award’s grant date), in each case, subject to the director’s continued service through such vesting date.

On May 23, 2024, we amended our Director Compensation Policy to provide for the granting of initial equity awards to any new directors who first become non-employee directors (other than as a result of employment termination) on or after May 28, 2024, on a date other than the date of an annual meeting of stockholders of the Company. Each initial equity award will be granted in the form of RSUs as follows:

Equity(1)	Grant Date Fair Value ($)
Initial restricted stock unit grant	150,000 prorated(2)

(1)
Each initial equity award has a grant date fair value as shown in the table (subject to minor variations due to the rounding of any fractional share).

(2)
The proration is determined by multiplying the grant date fair value shown in the table by a fraction obtained by dividing (i) the number of days during the period beginning on the date the individual first becomes a non‑employee director through the one-year anniversary of the date of the Company’s then most recently held annual meeting of stockholders (such anniversary date, the “Anniversary Date”), by (ii) 365, with any resulting fractional share rounded down to the nearest whole share. The initial award will vest in full upon the earlier of (x) the Anniversary Date, or (y) the date immediately prior to the Company’s next annual meeting of stockholders, subject to the director’s continued service through such vesting date.

On August 26, 2024, we amended our Director Compensation Policy to increase the cash compensation of our Board Chair during our third and fourth fiscal quarters of 2024 to $93,750 per fiscal quarter in order to compensate our Board Chair for increased responsibilities during the executive transition period. Our Director Compensation Policy was further amended on December 16, 2024, to extend the increased compensation for the Board Chair through February 28, 2025.

In addition, we currently reimburse our directors for their reasonable out-of-pocket expenses in connection with attending meetings of our Board and committees.

In the event of our Change in Control (as defined in our 2021 Equity Incentive Plan), any initial equity awards and annual equity awards granted under the Director Compensation Policy will vest in full, provided that the non-employee director continues to provide service through such date. The SmartRent 2023 Grant Notice and Agreement, which in part governs the RSU grants to non-employee directors, allows for immediate vesting of granted shares as of the date immediately prior to the termination of such participant’s service on the Board by the Company for any reason other than cause or voluntary resignation by such individual. Unvested shared are forfeited upon a non-employee director’s voluntary departure prior to the vesting date.

2024 Non-Employee Director Compensation Table

The following table provides information for all compensation awarded to, earned by, or paid to each person who served as a non-employee director in the fiscal year ending December 31, 2024. Mr. Haldeman is not included in the table below because he did not receive additional compensation as a director. The compensation received by Mr. Haldeman as an employee for the fiscal year ending December 31, 2024, is shown further below in “Executive Compensation-Summary Compensation Table.”

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2)(3) ($)	Total ($)
John Dorman	274,371	149,998	424,369
Ann Sperling	97,204	149,998	247,202
Frederick Tuomi	94,842	149,998	244,840
Alison Dean(4)	51,135	149,998	201,133
Frank Martell(5)	48,997	135,614	184,611
Ana Pinczuk(6)	–	–	–
Bruce Strohm(7)	66,230	149,998	216,228
Alana Beard(8)	30,381	–	30,381
Robert Best(9)	3,606	–	3,606

(1)
Amounts shown in this column reflect the total cash retainer earned by each director for Board and committee service during 2024.
(2)
Amounts shown in this column do not reflect dollar amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each equity award granted in 2024, computed in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2024, as amended. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)
As of December 31, 2024, the non-employee directors who served on our Board during 2024 had the following outstanding equity awards: Mr. Dorman held 53,003 RSUs; Ms. Sperling held 53,003 RSUs; Mr. Tuomi held 53,003 RSUs; Ms. Dean held 53,003 RSUs; and Mr. Martell held 56,506 RSUs.
(4)
Ms. Dean was appointed to the Board on March 21, 2024.
(5)
Mr. Martell was appointed to the Board on June 18, 2024.
(6)
Ms. Pinczuk was appointed to the Board on January 30, 2025.

(7)
Mr. Strohm resigned from the Board effective August 31, 2024.
(8)
Ms. Beard’s term expired at the Annual Meeting in 2024, and she did not stand for re-election.
(9)
Mr. Best resigned from the Board effective January 15, 2024.

EXECUTIVE OFFICERS

The biographical information for each of our executive officers as of the date of this Proxy Statement is set forth below, except Mr. Paladin, our President and Chief Executive Officer. Mr. Paladin also serves as a director on our Board and his biographical information is set forth above in the section titled “Board of Directors and Corporate Governance—Nominees Standing for Election Until the 2028 Annual Meeting of Stockholders.” There are no family relationships among any of our directors or executive officers.

Name	Age	Position
Michael Shane Paladin	48	President and Chief Executive Officer
Daryl Stemm	64	Chief Financial Officer
Isaiah DeRose-Wilson	41	Chief Technology Officer
Robyn Young	49	Chief Marketing Officer
Kristen Lee	47	Chief Legal Officer and Corporate Secretary

Daryl Stemm has served as our Chief Financial Officer since November 2023 and served as our Interim Principal Executive Officer from July 2024 to February 2025. From December 2021 to November 2023, Mr. Stemm served as our Senior Vice President, Finance, and as our Director, Financial Reporting from January 2020 to December 2021. Prior to joining us, Mr. Stemm served as the Director, SEC Reporting of Best Western International, Inc. from July 2018 to January 2020, and the Director, SEC Reporting of Invitation Homes Inc. (NYSE: INVH) from 2017 to 2018. From 2001 to 2009, he served as the Chief Financial Officer of Home Director, Inc. and from 1989 to 1998, he served as the Chief Financial Officer of Catalyst Semiconductor, Inc. Mr. Stemm holds a Bachelor of Business Economics, Accounting from the University of California, Santa Barbara.

Isaiah DeRose-Wilson is one of our co-founders and has served as our Chief Technology Officer since November 2017. Prior to joining us, from 2016 to 2017, he led the technology team at Consolidated Knowledge, LLC, a real estate technology consulting company. From 2013 to 2016, Mr. DeRose-Wilson served as the Director of Engineering for Colony Starwood Homes (formerly NYSE: SFR and now part of Invitation Homes Inc. (NYSE: INVH)), a Maryland real estate investment trust.

Robyn Young has served as our Chief Marketing Officer since May 2022. Ms. Young previously served as Chief Marketing Officer of Western Alliance Bank, Member FDIC, and primary subsidiary of Western Alliance Bancorporation (NYSE: WAL) from July 2014 to April 2022. From May 2011 to July 2014, Ms. Young served as Executive Vice President for Marketing and Communications at RED Development, a commercial real estate company. Early in her career, Ms. Young held increasingly senior positions at The Macerich Company (NYSE: MAC). She currently serves as a member of the board of directors of the Florence Immigrant and Refugee Rights Project, a non-profit organization. Ms. Young holds a Bachelor of Science in Finance from the University of Arizona.

Kristen Lee has served as our Chief Legal Officer and Corporate Secretary since April 2023 and previously served as our Deputy General Counsel from January 2022 to April 2023. Prior to joining us, Ms. Lee served as Assistant General Counsel at Grand Canyon University from August 2019 to September 2021 and Senior Corporate Counsel at Republic Services, Inc. (NYSE: RSG) from September 2021 to January 2022. Prior to that, from November 2017 to August 2019, she served as Attorney Development Manager at Snell & Wilmer L.L.P. and practiced at various law firms from 2005 to 2017. Ms. Lee holds a Bachelor of Science in Communication from Arizona State University and a Juris Doctorate from Pepperdine University Caruso School of Law, with an Entrepreneurship and the Law certificate from the Palmer Center for Entrepreneurship and Technology Law.

EXECUTIVE COMPENSATION

This section discusses the compensation awarded to our named executive officers for 2024, consisting of all individuals who served as our principal executive officer (“PEO”), and the two most highly compensated executive officers (other than the PEO) who served as executive officers as of December 31, 2024:

➣
Daryl Stemm, Interim Principal Executive Officer and Chief Financial Officer(1);
➣
Isaiah DeRose-Wilson, Chief Technology Officer;
➣
Kristen Lee, Chief Legal Officer; and
➣
Lucas Haldeman, Former Chief Executive Officer(2).

(1)
Mr. Stemm was appointed as our Interim Principal Executive Officer on July 29, 2024.
(2)
Mr. Haldeman served as our Chief Executive Officer until July 29, 2024.

Fiscal 2024 Company Highlights

SmartRent’s vision is to provide property owners and operators with a comprehensive, unified platform that gives them everything they need to know about their properties' performance, efficiency, and opportunities for optimization. We can deliver ROI for customers by increasing revenue through premium pricing, reducing operational costs, and mitigating risks through improved property management. With relationships with 15 of the top 20 multifamily operators and over 650 customers managing or operating approximately 7.3M units, we have significant runway. We believe our cash reserves and a debt-free balance sheet provide the runway to execute our strategic transition while making targeted investments in the capabilities that will drive recurring revenue growth. Our fiscal 2024 results reflect the challenging but pivotal year for our company as we execute on our strategic transformation, including:

➣
Total Revenue of $174.9 million for the full year, decreased by 26% year-over year;
➣
SaaS Revenue(1) of $51.6 million for the full year, increased by 26% year-over year;
➣
Net loss improved to $(33.6) million, from $(34.6) million in the prior year;
➣
Adjusted EBITDA(2) improved to $(9.9) million, from $(19.2) million in the prior year ;
➣
Repurchased 15.2 million shares at an aggregate cost of $28.6 million for the full year; and
➣
$142.5 million in cash, cash equivalents and restricted cash as of December 31, 2024, no debt and an undrawn credit facility of $75 million.
(1)
We define SaaS Revenue as monthly subscription revenue from fees paid by customers for access to one or more of SmartRent's software applications, including access controls, asset monitoring and related services, and our Community WiFi solution.
(2)
Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A for its definition and a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure.

CEO Transition

In July 2024, Mr. Haldeman departed from his role as our President and Chief Executive Officer, and we appointed Chief Financial Officer, Daryl Stemm, as the Interim Principal Executive Officer and formed a management committee to guide us through the transition period as we initiated the CEO search process. The management committee was comprised of Interim Principal Executive Officer and Chief Financial Officer Daryl Stemm, Co-Founder and Chief Technology Officer Isaiah DeRose-Wilson, Chief Legal Officer Kristen Lee, Chief Marketing Officer Robyn Young, Chief Human Resources Officer Heather Auer, and Executive Vice President, Operations Wyron Bobis (the “Management Committee”). Additionally, the Board formed an Operating Committee of the Board, chaired by Frank Martell and composed of Alison Dean, Ann Sperling, and Fred Tuomi. to serve under the direction of the Board and oversee our operations during the transition.

After a rigorous search process, Mr. Paladin was appointed to President, Chief Executive Officer, and a director of the Company, effective February 24, 2025 (the “Start Date”). Mr. Paladin brings a strong track record of delivering strategic transformation, operational excellence and sustainable growth to SmartRent. Mr. Paladin’s biographical information is set forth above in the section titled “Board of Directors and Corporate Governance—Nominees Standing for Election Until the 2028 Annual Meeting of Stockholders.”

Compensation Arrangement with Mr. Paladin.

In connection with Mr. Paladin’s appointment as President and Chief Executive Officer, effective February 24, 2025 (the “Start Date”), the Board approved Mr. Paladin’s compensation arrangements as set forth in his offer letter (the “CEO offer letter”). The Compensation Committee and the Board consulted with the Compensation Committee’s independent compensation consultant, Semler Brossy Consulting Group (“Semler Brossy”), to develop a pay package for Mr. Paladin with consideration of his experience, peer and industry market data, prior CEO compensation, and our overall compensation philosophy.

The key components of Mr. Paladin’s 2025 compensation per his CEO offer letter are as follows:

•
An initial annual base salary of $650,000 per year;
•
An annual target bonus opportunity equal to 100% of base salary, subject to the terms of our Executive Incentive Compensation Plan;
•
A sign-on bonus of up to $650,000 paid in two equal installments, the first in the first pay period following the Start Date and the second in the first pay period following the six (6) month anniversary of the Start Date, subject to Mr. Paladin remaining an employee through the applicable payment date. If within one year of the Start Date, Mr. Paladin voluntarily resigns his employment without good reason, or if his employment is terminated by us for cause, then Mr. Paladin will be obligated to repay the full amount of the sign-on bonus paid to him;
•
Equity awards, which were issued from our Inducement Plan, each with a grant date of March 18, 2025: (i) RSUs, covering 1,790,055 shares of our Class A Common Stock and (ii) Performance Stock Units (“PSUs”) covering a target of 2,320,441 shares of our Class A Common Stock. The number of shares underlying the RSUs was determined by dividing $2,700,000 by the simple average of the closing price per share of our Class A Common Stock for the trailing thirty (30)-trading days up to and including the Start Date. The RSUs will vest at a rate of 1/3rd of the RSUs annually on each anniversary of the Start Date, subject in each case to Mr. Paladin’s continued employment through the applicable vesting date. The target number of shares underlying the PSUs was determined by dividing $3,500,000 by the simple average of the closing price per share of our Class A Common Stock for the trailing thirty (30)-trading days up to and including the Start Date. The actual number of shares of our Class A Common Stock earned pursuant to the PSUs, if any, will be determined based on the achievement of performance goals relating to Company stock price during a five (5) year performance period from the Start Date, and vest based on Mr. Paladin’s continued employment, with 50% of any shares achieved vesting on the four (4) year anniversary of the Start Date, and 100% of any shares achieved but not yet paid vesting on the five (5) year anniversary of the Start Date. The maximum number of shares that may vest under the PSUs is 200% of the target number of shares subject to such award.

The following table shows the stock price goals and the percentage of the target award that would become eligible to vest following achievement of the applicable goals under Mr. Paladin’s PSU award:

Tranche	Stock Price Goals(1)	Payout (as a percentage of the target award)(2)
1	$3.00	25%
2	$4.00	50%
3	$5.00	100%
4	$7.50	150%
5	$10.00	200%

(1)
Each stock price goal requires the simple average of the closing price per share of our Class A Common Stock for the trailing 30 trading-days to achieve the required level for payout.
(2)
The percentage that becomes eligible to vest will be reduced by the percentage that previously was achieved and became eligible to vest.

A substantial amount of Mr. Paladin’s compensation is tied to performance (“at-risk” pay) and is therefore variable, depending on company outcomes. For 2025, 83% of total compensation is at-risk and equity based, while the remaining 17% is cash based. Note that this excludes Mr. Paladin’s one-time sign on bonus of $650,000 paid in two equal installments.

CEO At-Risk Target Pay
(Excludes Sign-On Bonus)
83%
At Risk Compensation
Salary: 8.5%
Cash Bonus: 8.5%
PSUs: 47%
RSUs: 36%

Rationale for Performance-Based Equity Compensation

As shown above, 83% of Mr. Paladin's compensation is at-risk, and subject to change depending on company performance. To incentivize the alignment of company performance with long-term shareholder value and employee retention efforts, PSUs constitute 56% of Mr. Paladin's at-risk compensation, while RSUs constitute 44%. The choice to include performance-based metrics in our long-term equity compensation plan is new within SmartRent's pay program. Additionally, we chose stock price appreciation as our performance criteria because we believe it accurately measures sustained company growth and further reflects our commitment to driving long-term shareholder value.

The Board believes that granting a portion of the Chief Executive Officer equity in the form of PSUs serves as superior incentive for management to use its best efforts to more closely align with stockholders’ interests, sharing in the risk and reward potential. The Board modified the CEO compensation structure to induce the caliber of talent based on this potential equity opportunity, whereby the greater the Company’s performance exceeds expectations set from the CEO’s start date, the more shares will be distributed to him. The Board also diversified the equity compensation for the CEO by expanding beyond the solely time-vesting nature of the equity award previously granted to the predecessor CEO. Specifically, the use of stock price appreciation as the performance criteria for the PSU grant also demonstrates our commitment to aligning pay, performance, and long-term stockholder value.

Processes and Procedures for Compensation Decisions

Our Compensation Committee is responsible for the executive compensation programs for our executive officers, where appropriate, makes recommendations to the Board regarding the compensation of executive officers and reports to our Board on its discussions, decisions, and other actions. Our Compensation Committee, from time to time as it may determine necessary or desirable, may receive recommendations from our Chief Executive Officer regarding short- and long-term compensation for all executive officers based on our results; the individual executive officer’s contribution toward these results; and performance toward the individual’s goal achievement. Our Compensation Committee then reviews the recommendations, supporting data, and any other factors that it may deem relevant, and makes decisions as to each individual compensation component contributing to the total compensation for each executive officer.

Our Compensation Committee is authorized, in its sole discretion, to retain the services of one or more compensation consultants, outside legal counsel, and such other advisers as necessary to assist with the execution of its duties and responsibilities. For 2024, the Compensation Committee continued to engage Semler Brossy to act as its independent compensation consultant. During 2024, Semler Brossy’s work with the Compensation Committee included analysis, advice, and recommendations on best practices and market analysis.

Semler Brossy reports directly and solely to the Compensation Committee and performs compensation consulting services for the Compensation Committee at its request. Semler Brossy is not engaged to perform services directly for our management. The Compensation Committee has concluded that no conflict of interest exists with respect to its engagement of Semler Brossy, nor are there other factors that would adversely impact Semler Brossy’s independence in advising the Compensation Committee under applicable SEC and NYSE rules.

Our Compensation Committee also continued to engage Semler Brossy to assist it in setting the compensation for Mr. Paladin in connection with his appointment as our Chief Executive Officer. The terms of his initial compensation is set forth in his CEO offer letter as discussed above and further below. Semler Brossy provided input to our Compensation Committee, including market data for CEO pay levels as well as the common pay designs for a sign-on award. The Committee then independently reviewed the market data and approved compensation details without Mr. Paladin present (as the determination occurred prior to his joining the Company).

Use of Competitive Market Compensation Data

Our Compensation Committee uses competitive market analysis as a reference for executive compensation program decisions for all pay elements including base salary, target annual incentives, and long-term incentives. The Compensation Committee primarily considers competitive information from publicly-disclosed companies when available. These peer companies are selected to reflect companies with similar size (revenue and market cap), industry (technology), and business fit (real estate, Internet of Things, and Software as a Service) to SmartRent and are periodically reviewed for appropriateness by Semler Brossy. If the sample size from the peer group is not large enough to provide market data for a particular executive officer, (which in 2024, applied to our Chief Technology Officer and Chief Legal Officer), survey data, presented by Semler Brossy on an aggregated basis, may be used as the primary market reference.

The below companies were used for 2024 compensation decision-making:

Alarm.com Holdings, Inc.

AppFolio, Inc.

Arlo Technologies, Inc.

Asana, Inc.

Domo, Inc.

Porch Group, Inc.

Qualys, Inc.

Rapid7, Inc.

Repay Holdings Corporation

SPS Commerce, Inc.

Verra Mobility Corporation

Weave Communications, Inc.

In September 2024, the Compensation Committee approved of the 1) addition of PagerDuty, Inc., Weave Communications, Inc., Olo Inc., Enfusion Inc., AvePoint, Inc., and the 2) removal of Qualys Inc., Repay Holdings Corporation, Rapid 7, Inc. These changes maintain SmartRent’s peer group methodology to compare against appropriately-sized technology companies with certain characteristics of SmartRent’s business.

For decision-making, the Compensation Committee considers the market data from both the peer group and survey data (as needed) as only one input in developing the executive compensation programs. The Committee will also consider a number of factors including the executive’s individual performance during the year, role and responsibilities for the upcoming year, experience and tenure, internal pay equity, and recommendations from the Chief Executive Officer and Semler Brossy.

Elements of Executive Compensation

Base Salary

Base salary is a fixed element within a total compensation package intended to attract and retain the talent necessary to successfully manage our business and execute our business strategies. Base salary for our named executive officers is established based on the scope of their responsibilities, relevant experience, internal pay equity, tenure, market data and other related input from Semler Brossy, and other factors that our Compensation Committee deems relevant.

In fiscal 2024, each of our named executive officers received an annual base salary as follows:

Name	Annual Base Salary ($)
Daryl Stemm	325,000
Isaiah DeRose-Wilson	338,000
Kristen Lee	338,000
Lucas Haldeman	750,000

Annual Cash Incentives

In order to directly tie a portion of each named executive officer’s compensation to our financial and operational objectives of the applicable fiscal year, we include annual cash incentives in the executive compensation program. For fiscal 2024, the annual cash incentive program was established under our Executive Incentive Compensation Plan which was adopted at the beginning of the fiscal year (as discussed below). The Compensation Committee determines, and recommends to the Board for approval, the performance metrics, applicable performance targets for the metrics, target payout opportunities, and other terms and conditions of the annual cash incentives for all of our executive officers, including our named executive officers. Following the end of the fiscal year, the Compensation Committee reviews our company performance against the performance targets to recommend to the Board to approve the final amount of the award that is payable to the executive officers. For fiscal 2024, the cash incentive targets for our named executive officers were established as a percentage of base salary as follows, which remained unchanged from fiscal year 2023:

Name	Target Incentive as a Percentage of Base Salary (%)
Daryl Stemm	60
Isaiah DeRose-Wilson	60
Kristen Lee	60
Lucas Haldeman	125

Following the completion of fiscal 2024, the Compensation Committee reviewed and recommended, and the Board approved, the extent to which performance goals were met and the final annual cash incentives to be paid to our named executive officers. The 2024 annual cash incentive paid to Messrs. Stemm and DeRose-Wilson and Ms. Lee were based on: (i) achievement of performance targets relating to our revenue and Adjusted EBITDA for fiscal 2024 (Adjusted EBITDA is a non-GAAP financial measure. Refer to Appendix A for more information); (ii) managing expenses within a specified budget for the fiscal year; and (iii) individual leadership performance for the 2024 plan year. Each performance goal was allocated a weighting, which was used to determine any payout of the cash incentive attributable to such performance goal. The percentage of payout that would result from attainment of each performance goal was capped at a maximum of 200%. After assessing our overall performance, the Compensation Committee determined that the performance goal cap for managing expenses within a specified budget for the fiscal year as calculated did not align with our financial results and recommended that the Board approve a reduction in the performance goal cap. The Board consulted with Semler Brossy and exercised its discretion to reduce the performance goal cap for managing expenses within a specified budget from 200% to a maximum of 150%. This adjustment applied to each of our named executive officers eligible for the 2024 annual cash incentive.

Based on these performance metrics, and cash incentive payments to our named executive officers were as follows:

Name	Annual Cash Incentive Amount ($)	Incentive Amount Paid as Percentage of Base Salary (%)
Daryl Stemm	117,000	36
Isaiah DeRose-Wilson	122,000	36
Kristen Lee	122,000	36

Name	Annual Cash Incentive Amount ($)	Incentive Amount Paid as Percentage of Base Salary (%)
Lucas Haldeman(1)	–	–

(1)
Mr. Haldeman’s employment terminated on July 29, 2024. Accordingly, he was not eligible to receive any bonus for fiscal 2024.

Umbrella Bonus Plan

In January 2024, we adopted the SmartRent, Inc. Executive Incentive Compensation Plan (the “Umbrella Bonus Plan”). The Umbrella Bonus Plan allows us to provide incentive awards to employees selected by the administrator of the Umbrella Bonus Plan, including our named executive officers. Pursuant to the Umbrella Bonus Plan, its administrator in its sole discretion may establish a target award for each participant and a bonus pool, with any actual awards to be paid from such bonus pool. The Umbrella Bonus Plan administrator also may establish any performance goals that will apply to any awards under the Umbrella Bonus Plan. Any such performance goals may include, but are not limited to, the goals listed in the Umbrella Bonus Plan. The performance goals may differ from participant to participant and from award to award.

The Umbrella Bonus Plan may be administered by the Board or a committee appointed by the Board. Unless and until determined otherwise by the Board, our Compensation Committee will administer the Umbrella Bonus Plan. The administrator of the Umbrella Bonus Plan may delegate its authority and powers under the Umbrella Bonus Plan to one or more directors and/or officers of the Company, which delegation may be revoked at any time. The Board may administer the Umbrella Bonus Plan concurrently with any committee designated to administer the Umbrella Bonus Plan and may revoke the delegation of some or all authority previously delegated. The administrator of the Umbrella Bonus Plan, at any time before payment of the actual award, may increase, reduce, or eliminate a participant’s actual award, and/or increase, reduce, or eliminate the amount allocated to a bonus pool, based on such factors as it deems relevant. The administrator of the Umbrella Bonus Plan, at any time before payment of an actual award, may add, remove, or modify any applicable performance goals. Actual awards generally will be paid in cash in a single lump sum, provided that the Umbrella Bonus Plan administrator has discretion to settle an actual award with the grant of an equity award pursuant to our applicable equity plan as may be in effect from time to time. To earn an actual award, a participant must be employed with us (or our subsidiaries or other affiliates, as applicable) through the date the actual award is paid unless otherwise determined by the Umbrella Bonus Plan administrator. Payment of an actual award generally will be made as soon as practicable after the end of the applicable performance period and after the actual award is approved by the Umbrella Bonus Plan administrator.

The administrator of the Umbrella Bonus Plan has the authority to modify, amend, suspend, or terminate the Umbrella Bonus Plan, or any part of the Umbrella Bonus Plan, at any time, provided that such action does not materially impair or materially alter any rights or obligations of any actual award earned by a participant absent such participant’s consent. The Umbrella Bonus Plan will remain in effect until terminated in accordance with its terms.

Retention Compensation for Management Committee

In light of the transition of the Chief Executive Officer role that occurred during fiscal 2024, the Compensation Committee considered, with the assistance of Semler Brossy, any compensation that may be appropriate for retention purposes and to recognize the additional interim work taken on by members of the Management Committee during the period while we searched for a new Chief Executive Officer. Upon recommendation of the Compensation Committee, the Board approved additional compensation for the retention of each member of the Management Committee in an amount equal to six months of each member’s annual base salary, with half paid after six months following the appointment to the committee and the balance paid 12 months after the appointment, subject to continued service with us or termination of employment by us without cause (as defined in our 2021 Equity Incentive Plan). The Management Committee compensation is equal to $162,500 for Daryl Stemm, $169,000 for Isaiah DeRose-Wilson and $169,000 for Kristen Lee.

Long-Term Incentives

We believe that awarding executive long-term incentives in the form of equity grants align management’s objectives with other shareholders interest in creating long term shareholder value and also encourages employee retention.

In fiscal 2024, our named executive officers received the following equity grants:

Name	Stock Option Awards ($)
Daryl Stemm	400,000
Isaiah DeRose-Wilson	400,000
Kristen Lee	400,000
Lucas Haldeman	2,500,000

SmartRent 2021 Equity Incentive Plan

We maintain the 2021 Equity Incentive Plan (or the “Plan”), pursuant to which we grant equity awards to eligible employees and other service providers, including our named executive officers. Awards granted under the Plan allow us to attract new key employees, retain existing key employees, directors, and other service providers and to align the interests of our employees, directors, and other service providers with the interests of our stockholders. The Plan authorizes our Compensation Committee to provide incentive compensation in the form of stock options, restricted stock and stock units, performance shares and units, other stock-based awards, and cash-based awards. The maximum aggregate number of shares authorized for issuance under the Plan, as amended and restated, is 24,400,000 shares. Shares issuable under the Plan will consist of authorized but unissued or reacquired shares or any combination thereof.

Stock options that have been granted under the Plan were granted with an exercise price per share equal to the fair market value of a share of SmartRent’s Class A Common Stock at the date of grant. Such stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each award agreement governing the terms of such stock options. RSUs that have been granted under the Plan represent the right to receive shares of our Class A Common Stock as determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of such RSUs or the shares issued in settlement of the award, Participants have no voting rights or rights to receive cash dividends with respect to such RSUs until the underlying shares of stock are issued in settlement of such awards. Unless otherwise provided by the Compensation Committee, a participant will forfeit any RSUs which have not vested prior to the participant’s termination of service. Options and RSUs generally may not be transferred by the participant.

Amended and Restated 2018 Stock Plan

Under the SmartRent.com, Inc. 2018 Stock Plan, equity awards previously were granted to eligible Company employees and other service providers. The 2018 Stock Plan authorized the issuance of up to 4,039,803 shares of its common stock. Stock options granted under the 2018 Stock Plan were granted with an exercise price equal to the fair market value of SmartRent.com, Inc.’s common stock at the date of grant. Such stock options generally have 10-year terms and vest over a four-year period starting from the date specified in each agreement. SmartRent.com, Inc.’s RSUs granted under the 2018 Stock Plan generally vest over a four-year period starting from the date specified in each agreement and are not subject to performance conditions.

In connection with the Business Combination, SmartRent assumed all awards then-outstanding under the 2018 Stock Plan, and the 2018 Stock Plan was terminated with respect to the ability to grant awards thereunder. Accordingly, each outstanding SmartRent.com, Inc. RSU and stock option, whether vested or unvested, was converted into an RSU or stock option (as applicable) representing the right to receive shares of SmartRent Class A Common Stock. All awards under the 2018 Stock Plan continue to be governed by the terms, conditions and procedures set forth in the 2018 Stock Plan and any applicable award agreement, notwithstanding the termination of the 2018 Stock Plan.

Inducement Plan

In 2025, we adopted the 2025 Inducement Equity Incentive Plan (the “Inducement Plan”), pursuant to which Mr. Paladin’s time-based RSU and PSU awards were granted in connection with Mr. Paladin’s hire. Awards granted under the Inducement Plan allow us to attract, retain and reward persons performing services to us by providing an inducement material to individuals entering into employment with us. The Inducement Plan authorizes the grant of nonstatutory stock options, stock appreciation rights, restricted stock and stock units, performance shares and units, other stock-based awards, and cash-based awards. Equity awards granted under the Inducement Plan are intended to qualify as employment inducement awards under the NYSE Listed Company Manual Rule 303A.08. Equity awards may be granted under the Inducement Plan only to employees, provided that the employee was not previously an employee or director, or the employee is to become employed following a bona fide period of non-employment, and the award is an inducement material to the employee’s entering into such employment. The maximum aggregate number of shares authorized for issuance under the Inducement Plan is 6,500,000 shares. Shares issuable under the Inducement Plan will consist of authorized but unissued or reacquired shares or any combination thereof.

RSUs that have been granted under the Inducement Plan represent the right to receive shares of our Class A Common Stock as determined in accordance with the participant’s award agreement. No monetary payment is required for receipt of such RSUs or the shares issued in settlement of the award, Participants have no voting rights or rights to receive cash dividends with respect to such RSUs until the underlying shares of stock are issued in settlement of such awards. Unless otherwise provided by the Compensation Committee, a participant will forfeit any RSUs which have not vested prior to the participant’s termination of service. RSUs granted under the Inducement Plan generally may not be transferred by the participant.

Executive Employment Agreements

We have entered into executive employment agreements with each of our named executive officers (as amended, the “Employment Agreements”). The Employment Agreements generally provide for at-will employment and set forth the named executive officer’s annual base salary and bonus target, subject to adjustment. The Employment Agreements provide that each named executive officer is eligible to participate in our group medical health and accident, group insurance, and similar benefit plans as well as our retirement plan. Each named executive officer additionally executed our form employee confidentiality and proprietary rights agreement and an employee arbitration agreement.

Effective as of January 1, 2024, we entered into amendments to the Executive Agreements with each of the named executive officers. The amendments increased the severance payment for such named executive officer is eligible to receive in the event of a termination within the Change in Control Period (as defined in the Employment Agreements), from six months to twelve months for Messrs. Stemm and DeRose and Ms. Lee and from six months to twenty-four months for Mr. Haldeman, with respect to such named executive officer’s base salary, payable in equal installments over a period of twelve months or twenty-four months, as applicable, in accordance with our regular payroll practices, and the Company-paid cost of premiums required to continue group health care coverage. The treatment of the executive’s equity remained the same for the double-trigger termination upon a Change in Control, which provides for immediate vesting of grants made to the named executive officer pursuant to the Plan and the 2018 Stock Plan. The Employment Agreement for Mr. Haldeman terminated in connection with the termination of his employment in July 2024. A discussion of Mr. Haldeman’s Separation Agreement and Release is provided further below.

On January 22, 2025, upon our Compensation Committees’ continual review of market norms to attract and retain and talent, and based on the recommendation of Semler Brossy, we entered into amendments to the Employment Agreements for each of Messrs. Stemm and DeRose and Ms. Lee. The amendments added a provision for severance to be paid to such named executive officers if, outside of the Change in Control Period, we terminate the executive’s employment without Cause or the executive terminates his or her employment with Good Reason (as those terms are defined in the Employment Agreements). Upon such separation, the executive will be eligible to receive 12 months of the named executive officer’s base salary, payable in equal installments over a period of twelve (12) months in accordance with Company’s regular payroll practices, and the Company-paid cost of premiums required to continue group health care coverage for 12 months, as well as any earned but outstanding bonus amounts (prior year and/or prorated). In addition, the January 22, 2025 amendments added a payment equal to 100% of his or her target bonus in addition to the cash payment for 12 months’ base salary already provided. The treatment of COBRA benefits and equity vesting remain the same.

The severance benefits under each Employment Agreement, as amended, are subject to the named executive officer agreeing to a general release of claims in favor of the Company, any surviving obligations under his or her employee confidential information and inventions agreement with the Company (including post-employment non‑disparagement and nondisclosure of proprietary information), and non-disparagement obligations by the named executive officer.

For purposes of the Employment Agreements, the term “Change in Control” as defined in the Plan generally means the occurrence of any one or more of the following: (a) a person (with certain exceptions described in the Plan) acquiring beneficial ownership of more than 50% of the total fair market value or total combined voting power of our securities entitled to vote in the election of our directors; (b) a date specified by the administrator of the Plan after stockholders have approved a plan of complete liquidation or dissolution of our company; or (c) an ownership change event or series thereof in which our stockholders immediately before such event or series do not retain more than 50% beneficial ownership of the total combined voting power of securities entitled to vote generally in the election of our directors or (if applicable) the entity to which our assets are transferred. However, a Change in Control will not include a transaction described in either of the foregoing clauses (a) or (c) if a majority of the members of the board of directors of the continuing or surviving or successor entity, or its parent, immediately after such transaction, consists of incumbent directors. For purposes of such definition, an “ownership change event” generally means (i) a sale or exchange of more than 50% of the total combined voting power of our securities entitled to vote in the election of our directors; (ii) a merger or consolidation in which we are a party; or (iii) the sale, exchange or transfer of all or substantially all of our assets (other than to one or more of our subsidiaries).

For purposes of the Employment Agreements, the term “Change in Control” as defined in the 2018 Stock Plan generally means the occurrence of one or more of the following: (a) an ownership change event or series thereof in which our stockholders immediately before such event or series do not retain more than 50% beneficial ownership of the total combined voting power of securities entitled to vote generally in the election of our directors or (if applicable) the entity to which our assets are transferred, or (b) a date specified by the Board after stockholders have approved a plan of complete liquidation or dissolution of our company. However, a Change in Control under such executive employment agreements will not include a transaction described in the foregoing clause (a) if a majority of the members of the board of directors of the continuing or surviving or successor entity, or its parent, immediately after such transaction, consists of incumbent directors. For purposes of such definition, an “ownership change event” generally means (i) a sale or exchange of more than 50% of the total combined voting power of our securities entitled to vote in the election of our directors; (ii) a merger or consolidation in which we are a party; or (iii) the sale, exchange, transfer, or exclusive licensing of all or substantially all of our assets (other than a sale, exchange, or transfer to one or more of our subsidiaries).

For purposes of the Employment Agreements, the term “Cause” generally means any of the following: (i) theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of ours; (ii) material failure to abide by our code of conduct or other policies; (iii) unauthorized use, misappropriation, destruction or diversion of any of our assets or corporate opportunity; (iv) any intentional act which has a material detrimental effect on our reputation or business; (v) repeated failure or inability to perform any reasonable assigned duties after written notice and continued failure or inability after a cure period; (vi) any material breach of certain employment or service agreements with us which is not cured; or (vii) conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the named executive officer’s ability to perform his or her duties with us. Each Employment Agreement provides for non‑competition and non-solicitation obligations by the named executive officer for six months following his or her separation from the Company.

For purposes of the Employment Agreements, the term “Good Reason” generally means (a) the material diminution or variation of any of material duties or responsibilities or the engagement by SmartRent of unlawful employment practices with respect to the named executive officer, in each case, without the same being corrected within 30 days after being given written notice thereof by the named executive officer, (b) a material reduction in the named executive officer’s base salary, or (c) a breach by SmartRent of the Employment Agreement without the same being corrected within 30 days after being given written notice thereof by the named executive officer.

Separation Agreement with Mr. Haldeman

In connection with the termination of Mr. Haldeman’s employment as our President and CEO on July 29, 2024, the Board authorized the execution and delivery of a Separation Agreement and Release with Mr. Haldeman (the “Haldeman Separation Agreement”) in order to facilitate a smooth transition. The Board obtained Semler Brossy’s input and advice on the Haldeman Separation Agreement and engaged in negotiations with Mr. Haldeman regarding the terms of the Haldeman Separation Agreement. Per the Haldeman Separation Agreement, in exchange for Mr. Haldeman executing a release of claims in favor of us and our affiliates; reaffirming restrictive covenants (including non-compete and non-disparagement provisions); resigning from the Board; and certain other provisions, Mr. Haldeman received continued payments of his base salary over 18 months, a cash payment approximating the cost of 18 months of COBRA coverage, and accelerated vesting for any unvested equity awards (excluding performance-based awards) that would have vested had Mr. Haldeman remained employed during the subsequent 18 month period.

Other Provisions Under the CEO Offer Letter

In addition to the key components of Mr. Paladin’s 2025 compensation summarized further above, the CEO offer letter provides that for up to the first 18 months of Mr. Paladin’s employment, the Company will pay or reimburse for certain costs for Mr. Paladin to travel from his current residence to the Company’s offices in Scottsdale, Arizona.

Upon a termination of Mr. Paladin’s employment by us without Cause (as defined in the CEO offer letter) or by Mr. Paladin with Good Reason (as defined in the CEO offer letter and each a “Qualifying Termination”) outside of the period beginning three months before and ending 24 months after a change in control of the Company (the “CIC Period”), subject to Mr. Paladin agreeing to a release of claims and his continued compliance with certain obligations including any non-competition and non-solicitation covenants, Mr. Paladin will be eligible to receive: (i) a lump sum payment equal to (a) 100% of Mr. Paladin’s base salary, plus (b) 100% of Mr. Paladin’s target bonus, plus (c) 100% of any prorated annual bonus for the year of termination based on the portion of the year completed prior to termination and actual Company performance for the year of termination (the “Prorated Bonus”), plus (d) 100% of Mr. Paladin’s annual bonus, if any, for the year prior to the year of termination to the extent earned based on actual achievement but not paid as of the time of termination (the “Prior Year Bonus”), (ii) up to 12 months of Company-paid COBRA premiums under the Company’s group health plans, and (iii) if such termination occurs on or after the two‑year anniversary of the Start Date, 100% acceleration of any of his new-hire PSUs for which the applicable Company stock price goal was achieved prior to such termination.

Further, pursuant to the terms of his offer letter, upon a Qualifying Termination that occurs during the CIC Period, subject to Mr. Paladin agreeing to a release of claims and his continued compliance with certain obligations including any non-competition and non-solicitation covenants, Mr. Paladin will be eligible to receive: (1) a lump sum payment equal to (A) 200% of Mr. Paladin’s base salary, plus (B) 200% of Mr. Paladin’s target bonus, plus (C) 100% of the Prorated Bonus, plus (D) 100% of the Prior Year Bonus, (2) up to 24 months of Company-paid COBRA premiums under the Company’s group health plans, and (3) 100% accelerated vesting of all then-outstanding and unvested equity awards that vest based solely on continued service, including any of his new-hire PSUs for which the applicable Company stock price goal was achieved prior to such termination, and any performance-based equity awards will be treated as will be specified in the applicable award agreement. If any payment or benefit payable to Mr. Paladin constitute “parachute payments” under Section 280G of the U.S. tax code and would be subject to the applicable excise tax, then Mr. Paladin’s payments or benefits will be either (x) delivered in full or (y) delivered to such lesser extent as necessary to result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by Mr. Paladin on an after-tax basis of the greater amount of benefits.

Retirement Benefits

Other than benefits under our 401(k) plan, we have not provided our named executive officers with any retirement benefits.

Other Compensation Information

Equity Granting Timing Practices

Equity awards to employees are generally granted on regularly scheduled predetermined dates that coincides with our annual performance review and compensation review process, which generally takes place at our January Compensation Committee and Board meeting. Neither our Board nor our Compensation Committee takes material non-public information into account when determining the timing of equity awards, nor do we time the disclosure of material non-public information for the purpose of impacting the value of executive compensation. In fiscal 2024, our Board made its annual equity grant to our named executive officers at a meeting on January 23, 2024, when it also approved the adoption of the Umbrella Bonus Plan, prompting disclosure under Item 5.02, Compensatory Arrangements of Certain Officers, which was filed on Form 8-K on January 25, 2024.

As required by Item 402(x) of Regulation S-K under the Exchange Act, we are providing the following information about the stock options granted to our named executive officers on January 23, 2024, two business days before the filing of a Form 8-K disclosing the adoption of the Umbrella Bonus Plan.

Name	Grant Date	Number of securities underlying the award (#)	Exercise price of the award ($/Sh)	Grant date fair value of the award ($)

Percentage change in the closing market price of the securities underlying the award between the trading day ending immediately prior to the disclosure of material nonpublic information and the trading day beginning immediately following the disclosure of material nonpublic information

(%)

Daryl Stemm	1/23/2024	171,337	3.36	400,000	2.6
Isaiah DeRose-Wilson	1/23/2024	171,337	3.36	400,000	2.6
Kristen Lee	1/23/2024	171,337	3.36	400,000	2.6
Lucas Haldeman	1/23/2024	1,070,859	3.36	2,500,000	2.6

Hedging and Pledging Prohibitions

Our insider trading policy includes restrictions and limitations on the ability of our directors, officers, and certain other employees to engage in transactions involving the hedging and pledging of our Class A Common Stock. Under the policy, hedging or monetization transactions, such as zero-cost collars and forward-sale contracts, which allow an individual to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock, and thus to continue to own our Class A Common Stock without the full risks and rewards of ownership, are prohibited. In addition, the policy prohibits our directors, officers, and employees from holding our securities in a margin account or pledging our securities as collateral for a loan unless (i) they represent that they have the financial capacity to repay the loan without resorting to the sale of the pledged securities, (ii) the securities pledged, or subject to the margin account, do not represent more than 50% of the total securities beneficially owned by such person, (iii) the loan, pledge, or margin account arrangement does not contain provisions requiring automatic or forced sales prior to notice and a cure period of not less than three business days, (iv) they obtain prior written approval from our General Counsel prior to the proposed execution of the arrangement, and (v) any shares subject to such arrangement will not count for purposes of any minimum stock ownership guidelines. No shares of our Class A Common Stock beneficially owned by any director or named executive officer are currently pledged or held in a margin account.

Stock Ownership Guidelines

In September 2022, our Board adopted stock ownership guidelines for our executive leadership team and non-employee directors. These stock ownership guidelines are intended to align executive officer and director interests and motivations with those of long-term stakeholders. Our Board also believes that the policy will reduce the likelihood of excessive risk taking.

Pursuant to the Stock Ownership Guidelines, our Chief Executive Officer, Section 16 officers, and non-employee directors (the “Participants”) are expected to hold a number of shares of our Class A Common Stock with a fair market value equivalent to at least the following:

➣
Chief Executive Officer – 5x annual base salary
➣
Section 16 officers – 2x annual base salary
➣
Non-Employee Directors – 5x base annual retainer

Participants must satisfy the required level of stock ownership under the guidelines within five years of the later of (a) the date the guidelines were initially adopted and (b) the date a Participant first becomes subject to the guidelines. The guidelines are applicable for so long as each Participant continues to serve in their respective role. For purposes of determining whether a Participant has satisfied his or her Share ownership requirements, the following forms of equity interests in the Company are included: (a) Shares owned directly by the Participant (including through open market purchases or acquired and held upon settlement or exercise of Company equity awards); (b) Shares owned jointly with or separately by the Participant’s spouse or members of the Participant’s immediate family residing in the same household; (c) Shares held indirectly by the Participant, the Participant’s spouse or members of the Participant’s immediate family residing in the same household, including in a trust or in a family limited partnership; and (d) Shares underlying unvested time-based restricted stock units.

Shares underlying unexercised stock options (whether vested or unvested) and shares underlying unvested performance-based restricted stock units are not counted for purposes of meeting the ownership requirements of the guidelines.

Our Compensation Committee has the authority to amend, modify, or waive the stock ownership guidelines or any portion thereof, and to designate other officers and employees to be subject to the provisions of the guidelines, or to remove individuals or classes of officers. As of December 31, 2024, all of our executive officers and directors are within the five-year phase in period.

Clawback Policy for Executive Compensation

In November 2023, our Compensation Committee approved, and our Board adopted, a compensation recovery policy in compliance with NYSE and SEC rules requiring public companies to recover excess incentive-based compensation from current and former executive officers in the event of an accounting restatement. Consistent with the rules, this policy requires that if we are required to prepare an accounting restatement due to our material noncompliance with financial reporting requirements under the securities laws, we must claw back from certain officers any incentive-based compensation received by them after October 2, 2023 and during the applicable covered period (which generally includes the three completed fiscal years prior to the restatement date) that was in excess of what they would have received had their incentive compensation been determined based on the restated amounts.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by, or paid to our named executive officers during fiscal 2023 and 2024.

Name and Principal Position	Year	Salary ($)	Option Awards(1) ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
Daryl Stemm(4) Chief Financial Officer	2024	325,000	400,000	–	117,000	13,800	855,800
Isaiah DeRose-Wilson Chief Technology Officer	2024	336,375	400,000	–	121,680	4,463	862,518
	2023	325,000	400,000	–	226,559	17,549	969,108
Kristen Lee(4) Chief Legal Officer and Corporate Secretary	2024	336,375	400,000	–	121,680	13,736	871,791
Lucas Haldeman Former Chief Executive Officer	2024	472,917	3,020,240(5)	819,994(6)	–	1,204,336	5,517,487
	2023	750,000	2,500,000	–	949,894	22,500	4,222,394

(1)
The amounts reported in this column represent the aggregate grant date fair value of stock options granted in the applicable year computed in accordance with calculated in accordance with FASB ASC Topic 718. These amounts do not reflect the actual economic value that may be realized from such awards. The valuation assumptions used in determining such amounts are described in the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 5, 2025.
(2)
The amounts reported in this column represent the amounts earned under the Umbrella Bonus Plan.
(3)
The amounts for Mr. Haldeman include (a) severance payments in an amount of $1,193,250 pursuant to the Haldeman Separation Agreement (see section titled “Elements of Executive Compensation—Separation Agreement With Mr. Haldeman” for more information regarding the Haldeman Separation Agreement and the acceleration of equity awards thereunder) in an amount of $1,170,000, reflecting continued payments of 18 months of his base salary and an additional lump sum cash payment of $23,250 approximating the cost of 18 months of COBRA coverage, and (b) matching of contributions to our 401(k) savings plan in an amount of $11,086. For all other named executive officers, the amount reported represents matching contributions to our 401(k) savings plan, which we provide to all eligible employees.
(4)
Mr. Stemm and Ms. Lee were not named executive officers in 2023.
(5)
The amount reported represents (a) stock options granted in 2024 to Mr. Haldeman with a grant date fair value of $2,500,000, provided that of such amount reported, 535,430 shares subject to the reported stock options, having a grant date fair value of $1,247,552, were forfeited by Mr. Haldeman upon the upon the termination of his employment as our CEO during 2024; and (b) the incremental fair value associated with the vesting acceleration of certain stock options held by Mr. Haldeman in the amount of $520,240, calculated as of the modification date in accordance with FASB ASC Topic 718. Please see the section titled “Elements of Executive Compensation—Separation Agreement with Mr. Haldeman” for more information regarding the Haldeman Separation Agreement and the acceleration of equity awards thereunder.

(6)
The amount reported represents the incremental fair value associated with the acceleration of certain RSUs held by Mr. Haldeman, calculated as of the modification date in accordance with FASB ASC Topic 718. Please see the section titled “Elements of Executive Compensation—Separation Agreement With Mr. Haldeman” for more information regarding the Haldeman Separation Agreement and the acceleration of equity awards thereunder.

Outstanding Equity Awards as of December 31, 2024

The following table presents information regarding outstanding equity awards held by our named executive officers as of December 31, 2024. All awards were granted under our 2018 Stock Plan or the Plan.

		Option Awards				Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options (#) –- Exercisable	Number of Securities Underlying Unexercised Options (#) –- Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)
Daryl Stemm	4/19/2021(4)	–	–	–	–	10,177	17,810
	1/18/2022(5)	–	–	–	–	10,834	18,960
	1/24/2023(6)	38,308	114,924	2.87	1/24/2033	–	–
	1/23/2024(7)	–	171,337	3.36	1/23/2034	–	–
Isaiah DeRose-Wilson	8/17/2019(8)	1,421,613	–	0.47	8/17/2029	–	–
	4/19/2021(4)	–	–	–	–	24,423	42,740
	8/24/2021(9)	–	–	–	–	1,947	3,407
	1/18/2022(5)	–	–	–	–	14,445	25,279
	1/24/2023(6)	51,077	153,232	2.87	1/24/2033	–	–
	1/23/2024(7)	–	171,337	3.36	1/23/2034	–	–
Kristen Lee	1/18/2022(5)	–	–	–	–	5,417	9,480
	1/24/2023(10)	–	–	–	–	39,199	68,598
	4/14/2023(11)	–	–	–	–	68,598	120,047
	1/23/2024(7)	–	171,337	3.36	1/23/2034	–	–

(1)
The grant date is the date upon which the vesting schedule for the award commences. Unless otherwise described in the footnotes below, the vesting of each equity award on a vesting date is subject to the applicable named executive officer’s continued employment with us through such vesting date.
(2)
Each RSU represents a contingent right to receive one share of our Class A Common Stock.
(3)
The market value of the unvested RSUs are calculated by multiplying the number of unvested RSUs by the closing price of our Class A Common Stock, as reported on the NYSE, of $1.75 per share, on December 31, 2024.
(4)
The RSUs vest as follows: one-fourth vest on April 19, 2022, and the remaining vest in 36 equal monthly installments on each monthly anniversary of such date until vested in full.
(5)
The RSUs vest as follows: one-fourth vest on January 18, 2023, and the remaining vest in 36 equal monthly installments on each monthly anniversary of such date until vested in full.
(6)
The shares subject to the stock option vest as follows: one-fourth vest on January 24, 2024, and the remaining vest in three equal annual installments on the anniversary of such date until vested in full.
(7)
The shares subject to the stock option vest as follows: one-fourth vest on January 23, 2025, and the remaining vest in three equal annual installments on the anniversary of such date until vested in full.
(8)
The shares subject to the stock option are fully vested.
(9)
The RSUs vest as follows: one-fourth vest on August 24, 2022, and the remaining vest in 36 equal monthly installments on each monthly anniversary of such date until vested in full.
(10)
The RSUs vest as follows: one-fourth vest on January 24, 2024, and the remaining vest in three equal annual installments on the anniversary of such date until vested in full.
(11)
The RSUs vest as follows: one-fourth vest on April 7, 2024, and the remaining vest in three equal annual installments on the anniversary of such date until vested in full.

Equity Compensation Plan Information

The following table summarizes information about our equity compensation plans as of December 31, 2024. All outstanding awards relate to our Class A Common Stock.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuances under Equity Compensation Plans (excluding securities in column (a))
Equity compensation plans approved by security holders	9,475,277 (1)	$1.90(2)	23,964,071 (3)
Equity compensation plans not approved by security holders(4)	—	—	—
Total	9,475,277 (1)	$1.90(2)	23,964,071 (3)

(1) Represents RSUs and stock options outstanding under the Plan and the Prior Plan as of December 31, 2024.

(2) Excludes shares issuable upon vesting of outstanding RSUs as of December 31, 2024, as they have no exercise price.

(3) Represents shares of our Class A Common Stock available for issuance under the Plan, the Prior Plan, and the 2021 Employee Stock Purchase Plan (the “ESPP”), in each case, as of December 31, 2024. Awards available for grant under our 2018 Equity Plan and Equity Incentive Plan include stock options, stock appreciation rights, restricted stock, restricted stock units and performance awards. As of December 31, 2024, (i) a total of 8,309,956 shares of Class A Common Stock were available for issuance under the Plan and (ii) a total of 5,410,824 shares of Class A Common Stock were available for issuance under the ESPP, including shares of our Class A Common Stock subject to purchase during the current purchase period as of such date, which commenced on February 1, 2025 (the exact number of which will not be known until the purchase date on July 31, 2025). The ESPP provides that the number of shares reserved and available for issuance under the ESPP will automatically increase each January 1, beginning on January 1, 2022, by the lesser of (a) 2,000,000 shares of our Class A Common Stock, (b) 1% of the outstanding number of shares of our common stock on the immediately preceding December 31, and (c) such lesser number of shares as determined by the Board.

(4) Excludes the Inducement Plan, which was approved by the Board in January 2025.

STOCK OWNERSHIP INFORMATION OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our Class A Common Stock as of February 28, 2025:

➣
each of our named executive officers;
➣
each of our directors;
➣
all directors and executive officers as a group; and
➣
each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Class A Common Stock.

The percentage of shares beneficially owned shown in the table is based on 192,701,171 shares of Class A Common Stock outstanding as of February 28, 2025. In computing the number of shares of capital stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares of our capital stock subject to options, restricted stock units, or other rights held by the person that are currently exercisable or exercisable within 60 days of February 28, 2025. However, we did not deem such shares of our capital stock outstanding for the purpose of computing the percentage ownership of any other person.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in this table have sole voting and investment power with respect to all shares of our Class A Common Stock shown as beneficially owned by them. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted below, the address for persons listed in the table is c/o SmartRent, Inc., 6811 E. Mayo Blvd., 4th Floor, Phoenix, AZ 85054. The information provided in the table below is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

	Shares Beneficially Owned - Class A Common Stock	% of Voting Power(†)
5% Holders
Entities affiliated with The Vanguard Group(1)	13,993,658	7.3%
Entities affiliated with BlackRock, Inc.(2)	14,918,760	7.7%
Entities affiliated with Citigroup Inc.(3)	11,731,099	6.1%
Entities affiliated with Long Pond Capital, LP(4)	10,066,093	5.2%
Directors and Named Executive Officers
John Dorman	104,965	*
Alison Dean	-	*
Lucas Haldeman(5)	11,448,914	5.9%
Frank Martell	248,204	*
Michael Shane Paladin	-	*
Ana Pinczuk	-	*
Ann Sperling	104,965	*
Frederick Tuomi(6)	1,132,230	*
Daryl Stemm(7)	192,478	*
Isaiah DeRose-Wilson(8)	1,681,430	*
Kristen Lee(9)	98,725	*
All directors and executive officers as a group (11 individuals)(10)	3,773,595	1.9%

* Denotes less than 1%.

† Each share of Class A Common Stock will be entitled to one vote per share.

(1)
Based upon information contained in a Schedule 13G/A filed on November 12, 2024, reporting shared voting power with respect to 116,519 shares of Class A Common Stock, sole dispositive power with respect to 13,718,465 shares of Class A Common Stock, and shared dispositive power with respect to 275,193 shares of Class A Common Stock by entities affiliated with The Vanguard Group (“Vanguard”). The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.
(2)
Based upon information contained in a Schedule 13G filed on January 26, 2024, reporting sole voting power with respect to 14,596,363 shares of Class A Common Stock and sole dispositive power with respect to 14,918,760 shares of Class A Common Stock by entities affiliated with BlackRock, Inc. (“BlackRock”). The address for BlackRock is 50 Hudson Yards, New York, NY 10001.
(3)
Based upon information contained in a Schedule 13G filed on February 12, 2025, reporting shared voting power and shared dispositive power with respect to 11,731,099 shares of Class A Common Stock by entities affiliated with Citigroup Inc. (“Citigroup”). The address for Citigroup is 388 Greenwich Street, New York, NY 10013.
(4)
Based upon information contained in a Schedule 13G filed on February 13, 2025, reporting shared voting power and shared dispositive power with respect to 10,066,093 shares of Class A Common Stock by entities affiliated with Long Pond Capital, LP. The address for Long Pond Capital LP is 527 Madison Avenue, 15th Floor, New York, NY 10022.
(5)
Consists of (i) 11,428,607 shares of Class A Common Stock held by Mr. Haldeman and (ii) 20,307 shares of Class A Common Stock held by Mr. Haldeman’s spouse, as reported in a Form 4 filed on July 24, 2024, which is the most recent information the Company has with respect to Mr. Haldeman’s ownership.
(6)
Consists of (i) 598,913 shares of Class A Common Stock held by FCT Fund, LTD, of which Mr. Tuomi is an indirect owner, (ii) 346,260 shares of Class A Common Stock held by Mr. Tuomi individually, and (iii) 187,057 shares of Class A Common Stock issuable pursuant to outstanding stock options held by Mr. Tuomi that are exercisable within 60 days of February 28, 2025.

(7)
Consists of (i) 66,272 shares of Class A Common Stock held by Mr. Stemm, (ii) 119,450 shares of Class A Common Stock issuable pursuant to outstanding stock options held by Mr. Stemm that are exercisable within 60 days of February 28, 2025, and (iii) 6,756 shares of Class A Common Stock issuable pursuant to RSUs held by Mr. DeRose-Wilson that are settleable within 60 days of February 28, 2025.
(8)
Consists of (i) 99,574 shares of Class A Common Stock held by Mr. DeRose-Wilson, (ii) 1,566,601 shares of Class A Common Stock issuable pursuant to outstanding stock options held by Mr. DeRose-Wilson that are exercisable within 60 days of February 28, 2025, and (iii) 15,165 shares of Class A Common Stock issuable pursuant to RSUs held by Mr. DeRose-Wilson that are settleable within 60 days of February 28, 2025.
(9)
Consists of (i) 54,141 shares of Class A Common Stock held by Ms. Lee, (ii) 43,750 shares of Class A Common Stock issuable pursuant to outstanding stock options held by Ms. Lee that are exercisable within 60 days of February 28, 2025, and (iii) 834 shares of Class A Common Stock subject to RSUs held by Ms. Lee that are settleable within 60 days of February 28, 2025.
(10)
This number includes Chief Marketing Officer, Robyn Young, who is an executive officer of the Company.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of such reports. Specific due dates for these reports are prescribed by SEC rules, and we are required to report in this Proxy Statement any failure by directors, executive officers or 10% holders to file such reports on a timely basis. Based on our review of such reports and written representations from our directors and executive officers, we believe that all such filing requirements were timely met during 2024, except for the following filings that were late due to clerical errors: a late Form 4 report for each of Isaiah DeRose-Wilson, Lucas Haldeman, Kristen Lee, Daryl Stemm and Robyn Young filed on February 13, 2024, in each case to report stock option awards granted on January 23, 2024. In addition, a late Form 4 report was filed late on January 27, 2025 for each of Isaiah DeRose-Wilson, Kristen Lee, Daryl Stemm and Robyn Young, in each case to report restricted stock unit awards granted on January 22, 2025.

RELATED PARTY TRANSACTIONS

The following is a summary of transactions, since the beginning of our last fiscal year to which we have been or are to be a participant, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, named executive officers or holders of more than five percent of any class of our capital stock, or any member of the immediate family of, or person sharing the household with, any of the foregoing persons, had or will have a direct or indirect material interest.

Registration Rights Agreement

Upon the closing of the Business Combination, on August 24, 2021, we entered into a registration rights agreement with certain stockholders (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, we are required to register for resale certain securities held by the stockholders that are party thereto.

In addition, the stockholders have certain “piggy-back” registration rights. We will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the Registration Rights Agreement. We and the stockholders agree in the registration rights agreement to provide customary indemnification in connection with offerings of common stock effected pursuant to the Registration Rights Agreement.

Indemnification Agreements

Our certificate of incorporation contains provisions limiting the liability of directors, and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. In addition, we maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as our directors and officers and (ii) to us with respect to payments which may be made by us to such officers and directors pursuant to any indemnification provision contained in our certificate of incorporation and bylaws or otherwise as a matter of law. We have additionally entered into indemnity agreements with each of our directors and named executive officers. Each indemnity agreement provides for indemnification and advancements by SmartRent of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.

Employment Arrangements and Equity Grants

We have entered into Employment Agreements with our named executive officers, which include certain termination benefits. For more information regarding these arrangements, see “Executive Employment Agreements” above. We have granted equity awards to our named executive officers and certain members of our Board. For a description of these equity awards, see the sections titled “Executive Compensation” and “Director Compensation.”

Sarah Roudybush, whose spouse is Lucas Haldeman, our former Chief Executive Officer and Board Chair, was employed by SmartRent as Chief of Staff until July 29, 2024. In connection with Ms. Roudybush’s termination on July 29, 2024, SmartRent and Ms. Roudybush entered into a Separation Agreement and Release (the “Roudybush Separation and Release Agreement”). The Roudybush Separation and Release Agreement provides that, in exchange for Ms. Roudybush executing a release of claims in favor of SmartRent and its affiliates, complying with restrictive covenants, and agreeing to other terms of the Roudybush Separation and Release Agreement, she will receive (i) a cash payment of $260,000 (reflecting twelve months of her base salary) which will be paid in approximately equal installments in accordance with the Company’s regular payroll practices for twelve months; (ii) a lump sum payment of $7,800 approximating the cost of twelve months of Company-covered cost of premiums required for continued group health care coverage; and (iii) the incremental fair value, which totaled $40,834, of accelerated vesting of any unvested equity awards (excluding performance based awards), that would have vested had Ms. Roudybush remained employed during the twelve-month period immediately following July 29, 2024. In 2024, prior to her termination on July 29, 2024, Ms. Roudybush was paid $582,486, which includes a base salary of $155,833, incentive compensation of $126,653 (earned in 2023), and a stock option award with a grant date fair value of $300,000.

Related Person Transaction Policy

Our Audit Committee has adopted a written policy and procedures with respect to related person transactions. Under this policy, a transaction constitutes a “related person transaction” if we (including any subsidiary or entity in which we or any of our subsidiaries has a 50% or greater interest, voting power, or profits) was, is, or will be a participant, and in which any related person had, has, or will have a direct or indirect material interest. A related person for the purposes of our policy is any of our named executive officers, our directors and director nominees, beneficial owners of more than five percent of our common stock, any immediate family member of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of the foregoing persons. Since potentially difficult and complex materiality determinations may arise, our policy requires that all transactions with a related person be reported to our chief compliance officer to review the individual facts and circumstances of the transaction, relationship, arrangement, or series thereof, and determine if the transaction qualifies as a related person transaction under the policy.

Our Audit Committee must review and approve any related person transaction before we participate in the transaction. No member of our Audit Committee participates in any review, consideration, or approval of any related person transaction to which such member or any of his or her immediate family members is the related person. Our Audit Committee reports any transaction that the committee has approved under this policy at each meeting of our Board. If we become aware of related person transactions that had not previously approved or ratified under this policy, our Audit Committee evaluates all options, including, but not limited to, ratification, amendment or termination of the related person transaction based on all of the relevant facts and circumstances available to our Audit Committee.

In reviewing a related person transaction, our Audit Committee considers all of the relevant facts and circumstances available, including (if applicable) but not limited to: (i) the benefits to SmartRent; (ii) the impact on a director’s independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, shareholder or officer; (iii) the availability of other sources for comparable products or services; (iv) the terms of the transaction; and (v) the terms available to unrelated third parties or to employees generally. Our Audit Committee approves only those related person transactions that are in, or not inconsistent with, our best interests and those of our stockholders, as our Audit Committee determines in good faith.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL 1: ELECTION OF CLASS I DIRECTORS

Our Board currently consists of seven (7) members, but the size of the Board will decrease to six (6) members upon the completion of the Annual Meeting. The Board is divided into three staggered classes of directors. At the Annual Meeting, two Class I directors will be elected for a three-year term to succeed the Class I directors whose terms are then expiring. Each director’s term continues until the election and qualification of their successor, or such director’s earlier death, resignation, or removal. The division of our Board into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company.

Nominees

Our Nominating and Corporate Governance Committee has recommended, and the Board has approved, Ann Sperling and Michael Shane Paladin as nominees for election as Class I directors at the Annual Meeting. Mr. Tuomi will continue to serve as a director until his term expires at the Annual Meeting, but he is not standing for re-election. If elected, Ms. Sperling and Mr. Paladin will serve as Class I directors for a three-year term expiring at the annual meeting of stockholders to be held in 2028 and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, or removal. For more information about the nominees, please see the section titled “Board of Directors and Corporate Governance.”

Ms. Sperling and Mr. Paladin have agreed to stand for election as Class I directors, and we have no reason to believe that any nominee will be unable to serve if elected. Should any director nominee become unavailable for election as a result of an unexpected occurrence, your proxy authorizes the persons named as proxies to vote for a substitute nominee if our Board so chooses, or our Board may reduce its size. The terms of office of the directors in Class II and Class III will not expire until the annual meeting of stockholders to be held in 2026 and 2027, respectively.

Vote Required

Directors are elected by a plurality of the votes cast. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Any shares not voted “For” a particular nominee (whether as a result of a withhold vote or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named above. If such nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by our Board.

✓ Our Board recommends a vote FOR each of the Class I director nominees.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
 INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and has further directed that management submit this appointment for ratification by the stockholders at the Annual Meeting. Deloitte has been our independent registered public accounting firm since the consummation of the Business Combination on August 24, 2021.

Representatives of Deloitte are expected to be present during the Annual Meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement. Our Board is submitting this appointment as a matter of good corporate governance and because we value our stockholders’ views on our independent registered public accounting firm. Neither our bylaws nor other governing documents or law require stockholder ratification of the appointment of our independent registered public accounting firm. If the stockholders fail to ratify this appointment, our Board will reconsider whether or not to retain Deloitte. Even if the appointment is ratified, our Board may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and in the best interests of our stockholders.

Vote Required

An affirmative vote from the holders of a majority in voting power of the votes cast (excluding abstentions and broker non-votes) will be required to ratify the appointment of Deloitte. Abstentions and broker non-votes are not counted as votes cast and have no effect on the outcome of the proposal.

Principal Accountant Fees and Services

The following table provides the aggregate fees for services provided by our independent registered public accounting firm for the fiscal years ending December 31, 2023, and December 31, 2024.

	Fiscal Year Ended December 31, 2023	Fiscal Year Ended December 31, 2024
Type of Fees	Deloitte ($)	Deloitte ($)
Audit Fees(1)	1,818,450	1,945,284
Audit-Related Fees(2)	―	―
Total Fees	1,818,450	1,945,284

(1)
Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings. We paid Deloitte $1,818,450 and $1,945,284 for the audit of our consolidated financial statements for the fiscal year ended December 31, 2023 and fiscal 2024, respectively, and the audits and quarterly interim reviews of predecessor periods.

(2)
Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay Deloitte for audit-related fees for the period from November 23, 2020, through December 31, 2024.

Audit Committee Approval

Our Audit Committee approved all of the foregoing services. Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax, and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. Our independent registered public accounting firm and management are required to periodically report to our Audit Committee regarding the extent of services provided by our independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis. During 2023 and 2024, services provided by Deloitte were pre-approved by our Audit Committee in accordance with this policy.

✓ Our Board unanimously recommends that stockholders vote FOR the ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2025.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2024, with our management. The Audit Committee has discussed with its independent registered public accounting firm, Deloitte, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as amended, as adopted by the PCAOB and the SEC. The Audit Committee has also received the written disclosures and the letter from its independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

The Audit Committee

Alison Dean (Chair)

John Dorman

Frank Martell

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

OTHER MATTERS

Our Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the associated proxy to vote on such matters in accordance with their best judgment.

We have filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, with the SEC. It is available free of charge at the SEC’s website at www.sec.gov. Stockholders can also access this Proxy Statement, our Annual Report on Form 10-K, at https://investors.smartrent.com, or a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, is available without charge upon written request to our Corporate Secretary at 6811 E. Mayo Blvd., 4th Floor, Phoenix, AZ 85054.

* * * * *

By order of the Board,

/s/

John Dorman

Chair of the Board of Directors

Phoenix, Arizona

April 1, 2025

APPENDIX A

	For the years ended December 31,
	2024	2023
	(dollars in thousands)
Net loss	$ (33,643)	$ (34,587)
Interest income, net	(8,242)	(8,580)
Income tax expense (benefit)	267	(108)
Depreciation and amortization	6,495	5,533
EBITDA	(35,123)	(37,742)
Legal matter	8,325	-
Stock-based compensation	10,766	13,271
Impairment of investment in non-affiliate	2,250	-
Non-employee warrant expense	-	(193)
Non-recurring warranty provision	291	1,746
Compensation expense in connection with acquisitions	-	2,010
Other acquisition expenses	(725)	651
Other non-operating expenses	4,334	1,070
Adjusted EBITDA	$ (9,882)	$ (19,187)

We define EBITDA as net income (loss) computed in accordance with GAAP before interest income, net, income tax expense (benefit) and depreciation and amortization.

We define Adjusted EBITDA as EBITDA before expenses related to non-recurring legal matters, stock-based compensation, impairment of investment in a non-affiliate, non-employee warrant expense, non-recurring warranty provisions, compensation expense in connection with acquisitions, other acquisition expenses, and other expenses caused by non-recurring, or unusual, events that are not indicative of our ongoing business.

SMARTRENT,INC.6811 E. MAYO BLVD., 4TH FLOOR PHOENIX, AZ 85054 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 12, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/SMRT2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 12, 2025. Have your proxy card in hand when you call and then follow the instructions.VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:V69540-P25323 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.DETACH AND RETURN THIS PORTION ONLY SMARTRENT, INC.The Board of Directors recommends you vote FOR the following proposals:1.To elect two Class I Directors to serve until our 2028 annual meeting of stockholders Nominees:2.To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2025.NOTE: Such other business as may properly come before the meeting or any adjournment thereof.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.SMARTRENT, INC Annual Meeting of Stockholders May 13, 2025 8:00 AM Arizona Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Michael Shane Paladin and John Dorman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Class A common stock of SmartRent, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM Arizona Time on May 13, 2025, held virtually at www.virtualshareholdermeeting.com/SMRT2025, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.Continued and to be signed on reverse side